                                                                  Exhibit (a)(1)

                                                           PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUSES DATED MAY 8, 2002 AND MAY 14, 2002)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             BROOKS AUTOMATION, INC.

                                OFFER TO EXCHANGE

                                ----------------

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HAVING AN EXERCISE PRICE OF $20.00
   OR MORE FOR NEW OPTIONS UNDER THE BROOKS AUTOMATION, INC. 2000 COMBINATION
                            STOCK OPTION PLAN AND THE
           BROOKS AUTOMATION, INC. 1998 EMPLOYEE EQUITY INCENTIVE PLAN

                                ----------------

   THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE AT 6:00 P.M.,
     EASTERN DAYLIGHT TIME, ON APRIL 11, 2003 UNLESS THIS OFFER IS EXTENDED

                                 MARCH 13, 2003

THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS DATED MAY 14, 2002 RELATING TO THE BROOKS AUTOMATION, INC. 2000 COMBINATION STOCK OPTION PLAN AND THE PROSPECTUS DATED MAY 8, 2002 RELATING TO THE BROOKS AUTOMATION, INC. 1998 EMPLOYEE EQUITY INCENTIVE PLAN

                             BROOKS AUTOMATION, INC.

                                 MARCH 13, 2003

          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")

   THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE AT 6:00 P.M.,
    EASTERN DAYLIGHT TIME, ON APRIL 11, 2003 UNLESS THIS OFFER IS EXTENDED.

         Brooks Automation, Inc. ("Brooks") is offering eligible employees the opportunity to exchange options they hold having exercise prices greater than or equal to $20.00 per share which expire after April 16, 2004 for new options to be granted in the future under certain Brooks options plans.

         Brooks is making this offer upon the terms and conditions described in:
(1) this Offer to Exchange; (2) a set of "Frequently Asked Questions"; (3) the Election Form; and (4) the Notice to Withdraw from the Offer (which, as they may be amended from time to time, together constitute the "Offer").

         All employees of Brooks or its majority-owned subsidiaries are eligible to participate in this Offer. To receive new options, you must be an employee of Brooks or a majority-owned subsidiary on the date more than six months after this offer expires when the new options are granted. Once you have been granted your new options, you must continue to be an employee of Brooks or a majority-owned subsidiary for at least another six months before any of the new options can be exercised.

         We recommend that all employees consult with their own professional advisers to determine the economic tax and social insurance consequences under the laws of the country in which they may be subject to the tax laws.

         This Offer will expire at 6:00 p.m. Eastern Daylight Time, on April 11, 2003, unless Brooks extends it to a later date. We expect to cancel options properly surrendered within a few business days thereafter. If we do not accept the old options you surrender for exchange and cancel them by May 8, 2003, you will be entitled to withdraw your old options from participation in the Offer.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

         Shares of Brooks common stock are traded on the Nasdaq National Market under the symbol "BRKS." On March 11, 2003, the closing price of our common stock reported on the Nasdaq National Market was $8.96 per share. WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE FREQUENTLY ASKED QUESTIONS, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY BROOKS.

                                TABLE OF CONTENTS

                                                                                                                  PAGE
SUMMARY TERM SHEET                                                                                                  3

INTRODUCTION                                                                                                       12

CERTAIN RISKS OF PARTICIPATING IN THE OFFER                                                                        13

1.         Economic Risks

2.         Tax-Related Risks Related to Exchange                                                                   15

3.         Business-Related Risks                                                                                  15
                                                                                                                   15
THE OFFER                                                                                                          16

1.         Eligibility                                                                                             16

2.         What You May Choose to Exchange; Exchange Ratio                                                         17

3.         Timing And Procedures For Surrendering Option Grants For Exchange                                       18

4.         Withdrawal Rights and Change of Election                                                                20

5.         Acceptance of Options For Exchange And Cancellation; Issue Of New Options                               21

6.         Purpose of the Offer; Plans or Proposals                                                                22

7.         Conditions to the Offer                                                                                 23

8.         Price Range of Shares Underlying The Options                                                            25

9.         Effect of a Change of Control Prior to the Granting of New Options                                      25

10         Source and Amount of Consideration                                                                      25

11.        Terms of New Options                                                                                    26

12.        Description of Brooks 2000 Plan                                                                         26

13.        Description of Brooks 1998 Plan                                                                         31

14.        Accounting Consequences                                                                                 34

15.        Information Concerning Brooks                                                                           34

16.        Summary Financial Information                                                                           35

17.        Interest of Directors and Officers; Transactions and Arrangements Concerning the Options                35

18.        Agreements Involving Brooks' Securities                                                                 35

19.        Status of Options Acquired By Us In The Offer                                                           36

20.        Legal Matters; Regulatory Approvals                                                                     36

21.        Material U.S. Federal Income Tax Consequence to Holders  of Options Under Brooks 2000 Plan and
           Brooks 1998 Plan; Consequences of Exchange Offer                                                        36

22.        Material Tax Consequences for Certain Non-U.S. Jurisdictions                                            39

23.        Material Tax Consequences for Employees Who are Tax Residents in Canada                                 39

24.        Material Tax Consequences for Employees Who are Tax Residents in Germany                                41

25.        Material Tax Consequences for Employees Who are Tax Residents in South Korea                            42

26.        Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom                     43

27.        Extension of Offer; Termination; Amendment                                                              44

28.        Fees and expenses                                                                                       45

29.        Additional Information Concerning the Offer to Exchange                                                 45

30.        Miscellaneous                                                                                           46

SCHEDULE A      Information Concerning the Directors and Executive Officers of Brooks
                Automation, Inc.                                                                                  A-1

SCHEDULE B      Certain Financial Information                                                                     B-1

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the Frequently Asked Questions, the Election Form and the Notice to Withdraw from the Offer because the information in this summary is not complete, and additional important information is contained in these documents. We have included page references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHY IS BROOKS MAKING THE OFFER?

         Brooks Automation has used stock options as a way to attract and retain its employees. However, the stock price has declined significantly in recent years, and as a result, the majority of Brooks' employees have options with exercise prices significantly higher than current market prices ("out of the money") options. Brooks believes that these "out of the money" options have little incentive to employees, and in fact undermine morale and motivation. The stock option exchange program is designed to provide employees with new options a little over six months after the date of cancellation of the old options that are closer to the current market price of our stock. (Pages 22 through 23)

WHAT IS BROOKS OFFERING TO EXCHANGE?

         We are offering to grant new stock options in the future in exchange for eligible options to purchase shares of Brooks common stock issued under certain of Brooks' option plans that are held by eligible employees. (Page 16 through 17)

WHO IS ELIGIBLE TO PARTICIPATE?

         To participate in the program, you must meet the following criteria:

                  i. You must be an employee from March 13, 2003, the date the offer begins, through April 11, 2003, the date the offer ends;

                  ii. You must hold stock options with an exercise price of $20.00 or higher, which expire after April 16, 2004; and

                  iii. You must not be a consultant to, or one of the directors and executive officers of, Brooks listed on Schedule A to the Offer to Exchange. (Page 16)

WHICH OPTIONS ARE ELIGIBLE TO PARTICIPATE?

         Options which satisfy all of the following criteria will be eligible to be exchanged for new options:

                  - The options must be outstanding and unexercised at the time you tender them;

                  - The options must have been granted prior to October 10, 2002;

                  - The exercise price of the options must be greater than or equal to $20.00 per share;

                  -    The options must not expire before April 16, 2004; and

                  - The options must have been granted under one of the option plans that are participating in this offer. (Pages 16 through 17)

WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions to the offer are described in Section 7 of this offer to Exchange. (Pages 23 through 24)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE OFFER EXPIRES TO RECEIVE THE NEW OPTIONS?

         In order to receive a grant of new options through the offer and under the terms of the Brooks 2000 Plan or Brooks 1998 Plan, you must continue to be employed by Brooks or one of its subsidiaries as of the regrant date which is currently expected to be on or soon after October 16, 2003 (unless we extend the offer). If, for any reason, you do not remain an eligible employee of Brooks or one of its subsidiaries through the regrant date, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange.

         In addition, if you leave Brooks' employment for any reason prior to six months after the regrant date, none of your options will have vested and you will have no option to exercise. Those options that you choose not to surrender for participation in this program will be governed by the terms of your existing stock option agreement and the option plan that governs it. (Page 16)

HOW DO I KNOW WHICH OF MY OPTIONS ARE ELIGIBLE FOR THE EXCHANGE PROGRAM?

         Your option statement is available for review on-line by accessing your E*Trade OptionsLink account, and includes for each grant, the option grant date, the unique grant number identifying each grant, the number of shares granted, the exercise price and the expiration date. (Page 18)

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

         Each eligible employee who accepts the offer will receive, in exchange for his or her old options that are accepted for exchange and cancelled, that number of new options based on the exercise price of the old options as follows:


                                                 EXCHANGE RATIOS
EXERCISE PRICE OF OLD OPTIONS         (# NEW OPTIONS RECEIVED FOR OLD OPTIONS)
---------------------------------------------------------------------------------
Greater than $100.00                      1 new option for 15 old options
---------------------------------------------------------------------------------
$50.00-$99.99                            1 new option for 5 old options
---------------------------------------------------------------------------------
$30.00-$49.99                             1 new option for 2 old options
---------------------------------------------------------------------------------
$20.00-$29.99                             1 new option for 1.5 old options
---------------------------------------------------------------------------------
Less than $20.00                          Not eligible to participate

         New options will be granted under either our Brooks 2000 Plan or our Brooks 1998 Plan, unless prevented by law or applicable regulations, and will be governed by the terms and conditions of whichever plan they are issued under. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement under either the Brooks 2000 Plan or Brooks 1998 Plan, which may have different terms and conditions from the option agreement for your old options, before receiving new options. (Pages 18 and 26)

WHAT WILL BE THE EXERCISE PRICE FOR THE NEW OPTIONS?

         The exercise price for the new options will be the fair market value of our common stock on the date of grant of the new options (approximately October 16, 2003, unless the offer period is extended), defined as the closing price of our common stock on the Nasdaq National Market on that date.

         Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until soon after the first business day that is at least six months and one day after the cancellation date, there is a risk that the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Pages 25 and 26)

WHICH OPTIONS MUST BE CANCELLED?

         If you are eligible and choose to participate in this offer, you may opt to cancel one or more eligible options granted under the option plans. To be eligible, options must have been granted at an exercise price higher than or equal to $20.00 per share and cannot expire before April 16, 2004. If you choose to cancel one or more eligible options, all options granted to you on or after October 10, 2002 will be automatically cancelled by Brooks, and you will receive no new options in exchange for any options that were granted to you on or after that date. (Pages 17 and 18)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

         Yes. The options that you turn in for exchange will be cancelled within a few business days after the end of the offer. Employees will no longer have any right with respect to these old options, as once they are cancelled, they will no longer exist.

         If you elect to participate in this program, then within a few business days after the expiration date (unless we extend the offer), we will cancel all of your outstanding options that were granted on or after October 10, 2002, plus any others that you elected to cancel. (Page 21)

IF I CHOOSE TO TENDER AN OPTION GRANT WHICH IS ELIGIBLE FOR EXCHANGE, DO I HAVE TO TENDER ALL THE SHARES IN THAT OPTION GRANT?

         Yes. You may tender one or more of your option grants, but you must tender all of the unexercised shares subject to each option grant, or none of those shares. We are not accepting partial tenders of option grants. However, you may tender all the remaining portion of an option which you have partially exercised. (Pages 17 through 18)

CAN I CHOOSE WHICH OPTION GRANTS I WANT TO CANCEL, IF I HAVE MULTIPLE GRANTS?

         Yes. You may choose to cancel one or more outstanding option grants with an exercise price of at least $20.00 per share which expire later than April 16, 2004, if granted prior to October 10, 2002. The decision of which eligible grants to tender is strictly up to you. However, if you wish to exchange any eligible grant, all options granted to you on or after October 10, 2002 will be automatically cancelled by Brooks and you will not receive any new options for these. (Pages 17 through 18)

WHY MUST MY OPTIONS GRANTED ON OR AFTER OCTOBER 10, 2002 BE CANCELLED IF I CHOOSE TO EXCHANGE MY OPTIONS GRANTED PRIOR TO OCTOBER 10, 2002?

         Outstanding options granted on or after October 10, 2002 that were granted within the six-month period prior to the scheduled cancellation date, must be automatically cancelled if you choose to tender any options granted prior to October 10, 2002 based on accounting rules. Failure to cancel options granted on or after October 10, 2002 would cause Brooks to incur a variable accounting charge against earnings. Options granted on or after October 10, 2002 are not eligible to be exchanged for new options in this program, but they will automatically be cancelled.

Additionally, if you exercise any option granted on or after October 10, 2002 following the commencement of the offer, you will cease to be eligible to participate in the offer. (Page 18)

WHEN WILL THE NEW OPTIONS VEST?

         The vesting period for new options granted in exchange for old options surrendered will effectively be extended for six months or more. Each new option granted will vest as follows:

             - after applying the exchange ratio, that percentage of shares under the new options equal to the percentage of shares under the old options that were fully vested on the date the old options are cancelled will become fully vested six months after the regrant date (approximately one year after the cancellation date);

             - after applying the exchange ratio, that percentage of shares under the new option equal to the percentage of shares under the old options that were unvested shares on the cancellation date will have an additional six months added to the original vesting period for such options, such that each such portion of each new option grant will vest on the later of (i) the date on which the corresponding portion of the old option for which it was exchanged would have vested under the terms of the old option, plus six months, or (ii) six months after the regrant date.

         For example:

                  ___
         An employee cancels an option that is 25% vested at the time of cancellation.

                  ___
         The regrant date occurs 6 months and one day after the cancellation date.

                  ___
         Six months after the regrant date, the new option will be 25% vested with respect to the total number of old options after the exchange ratio has been applied. The remaining 75% of the shares will have an additional six months added to the date they would have vested under the old option; provided, however, that in no event would any of them vest before the date six months after the regrant date. (Pages 29 and 31 through 32)

WHAT TYPE OF OPTIONS WILL MY NEW OPTION BE, INCENTIVE STOCK OPTION OR NON-QUALIFIED STOCK OPTION?

         If you are a United States employee and your cancelled stock options were incentive stock options our intent is that your new options will be incentive stock options to the extent they qualify under the Internal Revenue Code of 1986, as amended. If you are a United States employee and your cancelled stock options were non-qualified stock options, your new options will be non-qualified stock options. If you are not a resident employee of the United States, your New Options will be granted as non-qualified stock options under U.S. tax law. (Pages 22 and 26)

WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the new options on the regrant date, which will be at least six months and one day after the cancellation of the old options. If we cancel options turned in for exchange within a few business days after the scheduled expiration date of the offer, the regrant date of the new options will be on or soon after October 16, 2003. However, if we extend the offer, the regrant date will be at a later time. You must be an eligible employee on the regrant date in order to be eligible to receive them. (Pages 21 through 22)

ARE THERE CIRCUMSTANCES WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

         If you are no longer an eligible employee on the regrant date, you will not receive any new options or any consideration on account of the cancelled old options. (Page 22)

         We will not grant any new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, Securities and Exchange Commission rules, regulations or policies or Nasdaq listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited as of the scheduled regrant date, we will not grant you new options and you will not receive any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 35 through 36)

WHY CAN'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the old options, it would have negative accounting consequences for Brooks (we would be required for financial reporting purposes to record a compensation expense against our earnings). By deferring the grant of the new options for at least six months and one day, under current accounting rules, we will not have to record such a compensation expense. (Page 34)

WHEN WILL MY NEW OPTIONS EXPIRE?

         Your new options will expire on the earlier of:

         - the date indicated in the stock option agreement for your cancelled options, plus six months;

         -    seven years after the regrant date; or

         - following termination of your employment with Brooks in accordance with the terms of the relevant option plan. (Page 26)

         Please note that if you hold old options that will expire before April 16, 2004, these options will not be eligible to participate in the offer because a new option would not be able to vest before the date the old option would expire.

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

         If you participate in this exchange program you will be eligible for future option grants. However, because of the accounting rules discussed above, Brooks does not anticipate that there will be any options grants made to a significant number of existing employees prior to the regrant date, although there could be options granted to new hires. (Page 22)

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO EXCHANGE OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms. (Page 18)

         You should note that if you are a employee who resides in the Unites States, there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange.

         We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the Internal Revenue Service may characterize this offer to exchange options as a "modification" of those incentive stock options for U.S. federal income tax purposes, even if you decline to participate. A SUCCESSFUL ASSERTION BY THE INTERNAL REVENUE SERVICE OF THIS POSITION COULD EXTEND AN INCENTIVE STOCK OPTIONS' HOLDING PERIOD TO QUALIFY FOR FAVORABLE TAX TREATMENT, BY RE-STARTING IT AS OF THE DATE WE COMMENCE THIS OFFER. ACCORDINGLY, TO THE EXTENT YOU DISPOSE OF YOUR INCENTIVE STOCK OPTION SHARES PRIOR TO THE LAPSE OF THE NEW EXTENDED HOLDING PERIOD, YOUR INCENTIVE STOCK OPTION COULD BE TAXED SIMILARLY TO A NON-QUALIFIED STOCK OPTION. (Pages 36 through 37)

         In 1991, the Internal Revenue Service issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the Internal Revenue Service contain the Internal Revenue Service opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the Internal Revenue Service will view a similar situation. We, therefore, do not know if the Internal Revenue Service will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. (Page 39)

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         If you are a United States-based employee, neither the cancellation of your old options nor your receipt of a new option normally should give rise to a taxable event for you, but we recommend that you consult with your own tax advisor to determine if there are any particular tax consequences that will apply to you.

         If you are an employee resident outside of the United States or otherwise subject to the tax laws of a jurisdiction other than the United States, WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF ELECTING TO EXCHANGE OPTIONS PURSUANT TO THE OFFER. ALL EMPLOYEES ARE STRONGLY URGED TO READ SECTIONS 21-26 OF THE OFFER TO EXCHANGE FOR AN ADDITIONAL DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES. (Pages 36 through 44)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         The offer expires on April 11, 2003, at 6:00 p.m., Eastern Daylight Time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension, on the next business day following the previously scheduled expiration date. (Pages 18 through 19 and 44 through 45)

WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE AND WHAT IS THE DEADLINE?

         To participate, you must complete the Election Form, sign and date it, and deliver it by mail, courier, hand delivery or fax so that it is received not later than 6:00 p.m. Eastern Daylight Time on April 11, 2003 (or later if we extend the offer period) at:

                                    Office of the Treasurer
                                    Brooks Automation, Inc.
                                    15 Elizabeth Drive
                                    Chelmsford, MA  01824
                                    ATTN: Lynda Avallone
                                    Fax: (978) 262-1515

         The properly completed, signed and dated Election Form should be accompanied by the stock option agreement for the options you are exchanging. If you cannot locate the option agreement, please advise us. (Pages 19 through 20)

         Brooks has not authorized any person (including any Brooks management personnel) to interpret the offer or to make any recommendation on our behalf in connection with the offer. For questions concerning timing or procedural matters related to the offer or how to locate additional copies of the materials describing the exchange program you should leave a message on the special hotline put in place for purposes of the exchange program: (978) 262-7373. Please note that this is a voicemail hotline only. Additionally, we have set up a separate e-mail address to answer questions. This external e-mail address is stock-option-exchange@brooks.com and the internal e-mail address displayed in the global address book is "stock-option-exchange." Someone from the Office of the Treasurer will respond to your inquiry within 48 hours after you leave a message. Be sure to leave your name, and a daytime and evening phone number where you may be contacted in addition to your question(s). Please understand that the person responding to your inquiries to the hotline or email address may only respond to questions concerning timing or procedural matters related to the offer and cannot provide advice as to whether you should participate or which options to exchange. (Pages 46 through 47)

         This is a one-time offer, and we will strictly enforce the offer period.

         We expect that we will accept all options properly offered to us for exchange that are not validly withdrawn, subject to our rights to extend, terminate and amend the offer. While we reserve the right to extend, terminate and amend the offer, we also reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. (Page 20)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You can withdraw the options you have elected for exchange at any time before 6:00 p.m., Eastern Daylight Time, on April 11, 2003. To withdraw tendered options, you must complete the Notice to Withdraw from the Offer, sign and date it, and deliver it by mail, courier, hand delivery or fax so that it is received not later than 6:00 p.m. Eastern Daylight Time on April 11, 2003 (or later if we extend the offer period) at:

                                    Office of the Treasurer
                                    Brooks Automation, Inc.
                                    15 Elizabeth Drive
                                    Chelmsford, MA  01824
                                    ATTN: Lynda Avallone
                                    Fax: (978) 262-1515

         Once you have withdrawn your election to exchange options, the only way you can re-elect to exchange options is by completing a new Election Form and following the delivery procedures described in the Instructions to the Election Form so that it is received before the expiration of the offer. If we do extend this offer, then you can withdraw your previously elected options until the new expiration date of the offer. In addition, although we presently intend to accept and cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and cancelled your tendered options after May 8, 2003, you can withdraw your tendered options at any time after May 8, 2003.

         Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the offer. If you do not wish to withdraw all your tendered options from the offer, you should not submit a Notice to Withdraw from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election. (Pages 19 through 20)

CAN I CHANGE MY ELECTION REGARDING PARTICULAR OPTIONS I TENDERED?

         Yes, you can change your election at any time before the offer expires. In order to change your election, you must complete, sign and date a new Election Form, and deliver it by mail, courier, hand delivery or fax so that it is received not later than 6:00 p.m. Eastern Daylight Time on April 11, 2003 (or later if we extend the offer period) at:

                                    Office of the Treasurer
                                    Brooks Automation, Inc.
                                    15 Elizabeth Drive
                                    Chelmsford, MA  01824
                                    ATTN: Lynda Avallone
                                    Fax: (978) 262-1515

         Once we receive a new Election Form submitted by you, your previously submitted Election Form will be disregarded. In the event of uncertainty as to which Election Form is the newest Election Form, the later dated Election Form will govern. If we extend this offer, you can change your election until the new expiration date of the offer. (Page 20)

WHAT DO BROOKS AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our Board of Directors has approved Brooks' decision to make the offer, neither Brooks nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 23)

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

         You should rely on information contained in this document or to documents that are referenced in this document. Brooks has not authorized any person (including any Brooks management personnel) to interpret the offer or to make any recommendation on our behalf in connection with the offer. For questions concerning timing or procedural matters related to the offer or how to locate additional copies of the materials describing the exchange program, you should leave a message on the special hotline put in place for purposes of the exchange program: (978) 262-7373. Please note that this is a voicemail hotline only. Additionally, we have set up a separate e-mail address to answer questions. This external e-mail address is stock-option-exchange@brooks.com and the internal e-mail address displayed in the global address book is "stock-option-exchange." Someone from the Office of the Treasurer will respond to your inquiry within 48 hours after you leave a message. Be sure to leave your name, and a daytime and evening phone number where you may be contacted in addition to your question(s). Please understand that the person responding to your inquiries to the hotline or email address may only respond to questions concerning timing or procedural matters related to the offer and cannot provide advice as to whether you should participate or which options to exchange.

         We recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work and if you may be subject to the tax laws of more than one country. (Pages 46 through 47)

WHERE CAN I OBTAIN COPIES OF THE DOCUMENTS CONSTITUTING THE OFFER?

         You can obtain copies of the documents constituting the offer by contacting:

                                    Office of the Treasurer
                                    Brooks Automation, Inc.
                                    15 Elizabeth Drive
                                    Chelmsford, MA  01824
                                    ATTN: Lynda Avallone
                                    Fax: (978) 262-1515
         (Page 46)

                                  INTRODUCTION

         The Board of Directors and the stockholders of Brooks Automation, Inc. ("Brooks", or "we" or "us") have approved an option exchange program as a way of allowing eligible employees of Brooks or its majority-owned subsidiaries (other than executive officers) who hold "out of the money" options which meet the criteria described in Section 1(c) below (the "Old Options") the opportunity to exchange those Old Options for our promise to grant to them new options covering a lesser number of shares which will be issued at least six months and one day in the future (the "New Options").

         This Offer expires at 6:00 p.m. Eastern Daylight Time on April 11, 2003, unless we choose to extend it (as so extended, the "Expiration Date"). Eligible options which are accepted for exchange will be cancelled within a few business days after the Expiration Date (the "Cancellation Date"). The New Options will be granted on or soon after the first business day which is at least six months and one day after the Cancellation Date (the "Regrant Date"). These New Options will be granted with an exercise price equal to the closing Nasdaq price on the Regrant Date.

         Brooks is making this Offer on the terms described in: (i) this Offer to Exchange; (ii) the Frequently Asked Questions; (iii) the Election Form; and
(iv) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "Offer").

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

         Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Factors That May Affect Future Results" in Brooks' quarterly report on Form 10-Q filed February 14, 2003 highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are strongly encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing tax consequences in certain countries where you may be subject to tax, as well as the rest of this Offer to Exchange, along with the Frequently Asked Questions, the Election Form, and the Notice to Withdraw from the Offer, for a fuller discussion of the risks which may apply to you before deciding to participate in the exchange Offer.

1.       ECONOMIC RISKS

OPTION GRANTS WILL NOT BE MADE TO A SIGNIFICANT NUMBER OF EXISTING EMPLOYEES PRIOR TO OCTOBER 16, 2003.

         If you participate in this exchange program you will be eligible for future option grants. However, because of accounting rules that require us to take a charge against earnings on any future appreciation in the value of options granted before the regrant date, Brooks does not anticipate that there will be any option grants made to a significant number of existing employees prior to the regrant date (expected to be on or after October 16, 2003) although there could be options granted to new hires.

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOUR OLD OPTIONS ARE CANCELLED, YOUR CANCELLED OLD OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVED IN EXCHANGE FOR THEM.

         We cannot predict the exercise price of the New Options, but we must grant the New Options with an exercise price based on the closing price of Brooks stock on the Regrant Date. As a result, the New Options may have a higher exercise price than some or all of your current options. For example, if you surrender and we cancel Old Options with a $21 exercise price, and then Brooks' stock appreciates to $25 by the Regrant Date, your New Options will have a higher exercise price than the cancelled Old Options.

IF YOU ELECT TO EXCHANGE ANY OLD OPTIONS, YOU WILL RECEIVE FEWER SHARES UNDER THE NEW OPTIONS THAN YOU HAD UNDER THE CANCELLED OLD OPTIONS.

         Each eligible employee who accepts the Offer will receive, in exchange for his or her Old Options that are accepted for exchange and cancelled, that number of New Options determined based on the exercise price of the Old Options as follows:

                                              EXCHANGE RATIOS
EXERCISE PRICE OF OLD OPTIONS     (# NEW OPTIONS RECEIVED FOR OLD OPTIONS)
---------------------------------------------------------------------------
Greater than $100.00                   1 new option for 15 old options
---------------------------------------------------------------------------
$50.00-$99.99                         1 new option for 5 old options
---------------------------------------------------------------------------
$30.00-$49.99                          1 new option for 2 old options
---------------------------------------------------------------------------
$20.00-$29.99                          1 new option for 1.5 old options
---------------------------------------------------------------------------
Less than $20.00                       Not eligible to participate

         For example, if your Old Options had an exercise price of $40.00 covering 1,000 shares, your new option will cover 500 shares.

         We will not issue any New Options exercisable for fractional shares. Instead, we will round the New Options down to the nearest whole number of shares with respect to each option grant. For example, if you surrendered 500 Old Options at an original exercise price of $25, the exact mathematics would result in 333.333 New Options (500 divided by 1.5). However, you would only receive 333 New Options.

IF YOU ELECT TO EXCHANGE OPTIONS, YOUR NEW OPTIONS MAY EXPIRE SOONER THAN YOUR OLD OPTIONS WOULD HAVE EXPIRED HAD YOU ELECTED NOT TO PARTICIPATE IN THIS OFFER.

         Your New Options will have a term that is six months longer than the term of your Old Options, but in no event will the new term exceed seven years from the Regrant Date. If your Old Options had a term longer than seven years, the New Options may expire before your Old Options would have expired.

IF YOUR EMPLOYMENT TERMINATES FOR ANY REASON PRIOR TO THE REGRANT DATE, YOU WILL NOT RECEIVE NEW OPTIONS OR THE RETURN OF YOUR CANCELLED OLD OPTIONS.

         Once your Old Option is cancelled, you will no longer have any rights with respect to it. Accordingly, if your employment terminates for any reason (whether you resign, are fired, are laid off, or for any other reason) prior to the Regrant Date, you will have the benefit of neither the cancelled Old Options nor the New Options. The Offer is not a guarantee of employment for any period. Your employment with Brooks remains "at-will" and may be terminated at any time by either you or Brooks, with or without cause or notice, subject only to the provisions of the laws of your country of residence.

IF YOUR EMPLOYMENT TERMINATES FOR ANY REASON BETWEEN THE REGRANT DATE AND SIX MONTHS LATER YOU WILL NOT BE ABLE TO EXERCISE ANY OF YOUR NEW OPTIONS.

         New Options will not begin to vest until at least six months after the Regrant Date (in other words, not until on or soon after April 16, 2004). As a result, even though you will have received the New Options by that date, if you leave Brooks for any reason prior to approximately April 16, 2004 (or later if we extend the Offer period), none of the New Options will have vested for you to exercise.

IF WE ENGAGE IN A STRATEGIC TRANSACTION PRIOR TO THE REGRANT DATE, IT MAY EFFECT THE PRICE OF OUR SHARES, AND CONSEQUENTLY THE EXERCISE PRICE OF THE NEW OPTIONS.

         If Brooks were to engage in a strategic transaction it could significantly affect the price of our shares. If we engage in such a transaction or transactions before we grant the New Options, our shares could increase (or decrease) in value, and the exercise price of the New Options could be higher (or lower) than the exercise price of Old Options you elect to have cancelled as part of this Offer. You will be at risk of any such increase in our share price before the grant date of the New Options for these or any other reasons. Additionally, if we were to engage in a strategic transaction as a result of which there could be further reductions in force before the Regrant Date, you might not receive New Options.

IF WE ARE PROHIBITED BY APPLICABLE LAW OR REGULATIONS FROM GRANTING THE NEW OPTIONS, YOU WILL RECEIVE NEITHER THE NEW OPTIONS NOR THE RETURN OF YOUR CANCELLED OLD OPTIONS.

         We will not grant any New Options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or Nasdaq listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you New Options and you will not receive any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

2.       TAX RISKS RELATED TO EXCHANGE

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, INCENTIVE STOCK OPTIONS OF U.S. TAXPAYERS COULD BE ADVERSELY AFFECTED.

         We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this Offer to exchange options. However, the IRS may characterize this Offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our Offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our Offer constitutes a "modification" of incentive stock options that are eligible for exchange but are not tendered. A successful assertion by the IRS of this position could extend an incentive stock option's holding period necessary to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the expiration of the new extended holding period, the tax treatment of your incentive stock option could be similar to that of a non-qualified stock option.

CANADIAN TAXPAYERS COULD BE SUBJECT TO IMMEDIATE TAX UPON RECEIPT OF NEW
OPTIONS.

         Because the strike price under the new options will be equal to the closing price of the Brooks common stock on the date of grant of the new options (and not on the date of cancellation of the old options), it is possible that the requirements for tax deferred treatment in Canada will not be met. In particular, if the closing price of the Brooks common stock on the date of grant of the new options is less than the value of the Brooks shares immediately after cancellation of the old options (or, in other words, if the Brooks common stock declines in value between the cancellation of the old options and the grant of the new options), the requirements for tax deferred treatment in Canada will generally not be met, and the cancellation of old options in exchange for Brooks' promise to grant new options will then generally be a taxable event. In any such case, holders should contact their own tax advisors for guidance as to the appropriate manner in which to calculate the amount, if any, of employment income to be reported in connection with the exchange. Please see Section 23 for more information about Canadian tax consequences.

         WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

3.       BUSINESS-RELATED RISKS

         For a description of risks related to Brooks' business, please see the risk factors beginning on Page 32 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and the risk factors beginning on Page 36 of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002.

                                    THE OFFER

1.       ELIGIBILITY

         a.       PERSONS ELIGIBLE TO PARTICIPATE

         All employees of Brooks or its majority-owned subsidiaries are eligible to participate in this Offer, provided that they remain employed from March 13, 2003, the date this Offer begins, through April 11, 2003, the date the Offer ends. However, any consultants holding options and the directors and executive officers of Brooks listed on Schedule A to the Offer to Exchange are not eligible to participate. In addition, in order to receive New Options, you must be an eligible employee as of the March 13, 2003 commencement date of this Offer, and remain an eligible employee as of the Regrant Date, which is expected to be on or soon after October 16, 2003 (unless we extend the Offer). In addition, if you leave Brooks for any reason after the Regrant Date, but before the date which is six months after the Regrant Date, none of your New Options will have vested and you will have no New Options that you can exercise. Those options that you choose not to surrender for participation in this program will be governed by the terms of your existing stock option agreement and the option plan that governs it.

         If you work or reside in Canada, then for purposes of receiving the New Option, your employment with Brooks or one of our subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Brooks or a majority-owned subsidiary actually terminates, or
(ii) the date your employer informs you in writing that your employment has been terminated by Brooks Automation, Inc., or a majority-owned subsidiary.

         b.       OPTIONS ELIGIBLE TO BE SURRENDERED FOR EXCHANGE

         Options which satisfy all of the following criteria (called "Old Options") will be eligible to be exchanged for New Options:

                  - The options must be outstanding and unexercised at the time you tender them;

                  - The options must have been granted prior to October 10, 2002;

                  - The exercise price of the options must be greater than or equal to $20.00 per share;

                  -    The options must not expire before April 16, 2004; and

                  - The options must have been granted under one of the option plans that are participating in this Offer, as listed in Section 1c below.

         While this Offer extends only to Old Options eligible to be surrendered as described above, outstanding options granted on or after October 10, 2002, regardless of exercise price, will be automatically cancelled by Brooks if you elect to exchange eligible Old Options. Options granted on or after October 10, 2002, while cancelled, will not be eligible to participate in the program, and no New Options will be received by you under any circumstances for those options. Additionally, if you exercise any option granted on or after October 10, 2002 following the commencement of the Offer, you will cease to be eligible to participate in the Offer.

         c.       OPTION PLANS THAT ARE PARTICIPATING IN THIS OFFER

         Stock options granted pursuant to the following stock option plans (collectively referred to in this Offer to Exchange as the "Option Plans") are eligible for participation in this Offer:

                  - the Brooks Automation, Inc. 2000 Combination Stock Option Plan (the "Brooks 2000 Plan");

                  - the Brooks Automation, Inc. 1998 Employee Equity Incentive Plan (the "Brooks 1998 Plan");

                  - the Brooks Automation, Inc. 1992 Combination Stock Option Plan;

                  -    the FASTech Integration, Inc. 1998 Stock Plan;

                  -    the FASTech Integration, Inc. 1988 Stock Plan;

                  - the PRI Automation, Inc. 1994 Incentive and Non-Qualified Stock Option Plan;

                  -    the PRI Automation, Inc. 2000 Stock Option Plan;

                  -    the PRI Automation, Inc. 1997 Non-Incentive Stock Option
                       Plan;

                  - the Promis Systems Corporation Ltd. Amended and Restated Stock Option Plan; and

                  -    the Equipe Technologies Non-Statutory Stock Option
                       Agreement;

         d.       OPTION PLANS NOT ELIGIBLE TO PARTICIPATE

         Stock options granted pursuant to the following stock option plans will not be affected in any way, and are not eligible to participate in this Offer:

                  -    1993 Non-Employee Director Stock Option Plan;

                  - Progressive Technologies, Inc. 1991 Stock Option and Stock Purchase Plan;

                  -    Interval Logic Corporation Stock Option Plan; and

                  -    Commotion Technology, Inc. Flexible Stock Incentive Plan.

2.       WHAT YOU MAY CHOOSE TO EXCHANGE; EXCHANGE RATIO

         a.       EXCHANGE ON GRANT BY GRANT BASIS; NO SPLITTING OF GRANTS

         Employees holding options eligible for exchange as described in Section 1 may, subject to the terms and conditions of the Offer, surrender for exchange all or none of the unexercised options covered by a particular option grant. We will not accept tenders for portions of the shares subject to a particular option grant. However, you may tender the remaining portion of an Old Option that you have partially exercised.

         For example and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $35.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $45.00 per share none of which have been exercised and (3) an option to purchase 2,000 shares at an exercise price of $50.00 per share none of which have been exercised, you may tender:

                  -    none of your options;

                  - options with respect to the 300 remaining unexercised shares under the first option grant;

                  - options with respect to all 1,000 shares under the second option grant;

                  - options with respect to all 2,000 shares under the third option grant;

                  -    options with respect to two of the three option grants;
                       or

                  -    all options under all three of the option grants.

         However, you may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants.

         You can confirm which of your options are eligible for exchange by consulting your option statement, which is located on-line by accessing your E*Trade OptionsLink account. For each of your grants, your E*Trade Optionslink account will indicate the option grant date, the unique grant number identifying each grant, the number of shares granted, the exercise price and the expiration date.

         b.       AUTOMATIC CANCELLATION OF CERTAIN OPTIONS

         If you tender any option grant for exchange, you will automatically be deemed to have tendered for cancellation all option grants that you received on or after October 10, 2002 and you will receive no options under the post-October 10, 2002 grant on the Regrant Date. For example, if you received an option grant in May 2000 and a grant in November 2002 and you want to tender your May 2000 option grant, your November 2002 grant will automatically be deemed to have been cancelled, regardless of the exercise price of those options, and you will receive nothing in exchange for those options. Additionally, if you exercise any option granted on or after October 10, 2002 following the commencement of the Offer, you will cease to be eligible to participate in the Offer.

         c.       EXCHANGE RATIO

         Each eligible employee who accepts the Offer will receive, in exchange for his or her Old Options that are accepted for exchange and cancelled, that number of New Options determined based on the exercise price of the Old Option as follows:

                                               EXCHANGE RATIOS
EXERCISE PRICE OF OLD OPTIONS     (# NEW OPTIONS RECEIVED FOR OLD OPTIONS)
---------------------------------------------------------------------------
Greater than $100.00                   1 new option for 15 old options
---------------------------------------------------------------------------
$50.00-$99.99                       1 new option for 5 old options
---------------------------------------------------------------------------
$30.00-$49.99                          1 new option for 2 old options
---------------------------------------------------------------------------
$20.00-$29.99                          1 new option for 1.5 old options
---------------------------------------------------------------------------
Less than $20.00                       Not eligible to participate

         We will not issue any New Options exercisable for fractional shares. Instead, we will round the New Options down to the nearest whole number of shares with respect to each option grant. For example, if you surrendered a grant for 500 Old Options at an original exercise price of $25, the exact mathematics would result in 333.333 New Options (500 divided by 1.5). However, you would only receive 333 New Options.

         Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

3.       TIMING AND PROCEDURES FOR SURRENDERING OPTION GRANTS FOR EXCHANGE

         a.       DURATION OF OFFER, EXPIRATION DATE; CHANGES

         This Offer shall remain open until 6:00 p.m., Eastern Daylight Time, on April 11, 2003, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open. The term

"Expiration Date" refers to the latest time and date at which the Offer, including any extension, expires. See Section 27 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

             - we increase or decrease the amount of consideration offered for the Old Options,

             - we decrease the number of options eligible to be tendered in the Offer, or

             - we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

         If the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 27 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least ten business days following the publication, sending or giving of notice.

         We will also notify you of any other material change in the information contained in this Offer to Exchange.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

         b.       PROPER TENDER OF OPTIONS

         To validly tender your options for exchange in response to this Offer, you must properly complete the Election Form, sign and date it, and deliver it by mail, courier, hand delivery or fax so that it is received not later than 6:00 p.m. Eastern Daylight Time on April 11, 2003 (or no later than the new Expiration Date if we extend the Offer period) at:

                                    Office of the Treasurer
                                    Brooks Automation, Inc.
                                    15 Elizabeth Drive
                                    Chelmsford, MA  01824
                                    ATTN: Lynda Avallone
                                    Fax: (978) 262-1515

         THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK. IN ALL CASES YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         You should also deliver the stock option agreements for the options you are tendering for exchange.

         The Election Form must be signed and dated and must specify:

         -    the name of the option holder who tendered the options;

         -    the grant number of each option to be tendered;

         -    the grant date of each option to be tendered;

         -    the exercise price of each option to be tendered; and

         - the total number of unexercised option shares subject to each option to be tendered.

         c. DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS

         We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

         d.       OUR ACCEPTANCE CONSTITUTES AN AGREEMENT

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN BROOKS AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the Offer, we currently expect that within a few business days after the Expiration Date we will accept all properly tendered options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS AND CHANGE OF ELECTION

         You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

         You may withdraw your tendered options at any time before 6:00 p.m., Eastern Daylight Time, on April 11, 2003. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the Expiration Date of the Offer as so extended. In addition, if we have not accepted your tendered options for exchange by 6:00 p.m., Eastern Daylight Time, on May 8, 2003, you may withdraw your tendered options at any time after May 8, 2003.

         To validly withdraw tendered options, you must properly complete the Notice to Withdraw from the Offer, sign and date it, and deliver it by mail, courier, hand delivery or fax so that it is received not later than 6:00 p.m. Eastern Daylight Time on April 11, 2003 (or no later than the new Expiration Date if we extend the Offer period) at:

                                    Office of the Treasurer
                                    Brooks Automation, Inc.
                                    15 Elizabeth Drive
                                    Chelmsford, MA  01824
                                    ATTN: Lynda Avallone
                                    Fax: (978) 262-1515

         To validly change your election regarding the exchange of particular option grants, you must deliver a new Election Form in accordance with the procedures listed in Section 3 above. If you deliver a new Election Form that is properly completed, signed and dated, it will replace any previously submitted Election Form, which will be disregarded. Any options that were tendered pursuant to any previously submitted Election Form will be withdrawn and replaced by the options tendered in the most recently submitted Election Form.

         If you change your election regarding the tender of some option grants, your continued participation in the Offer for any Old Options means that Brooks will still automatically cancel all grants received on or after October 10, 2002, and you will still not receive any New Options for any grants received on or after October 10, 2002.

         Except as described in the following sentence, the Notice to Withdraw from the Offer and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the stock option agreement that you have returned to us. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Withdraw, or any new or amended Election Form.

         If, after withdrawing from the Offer, you decide to participate in the program after all, it is not enough to simply cancel your withdrawal, even if you are planning to tender the same options that you originally planned to tender in your old Election Form. Instead, you must submit a new Election Form by following the procedures described in Section 3.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION; ISSUANCE OF NEW
OPTIONS

         Within a few business days following the Expiration Date, we will accept for exchange and cancel options timely and properly tendered and not validly withdrawn. From the time the options are cancelled (the "Cancellation Date"), you will no longer have any rights with respect to those options. You will be granted New Options on or soon after the first business day that is at least six months and one day after the Cancellation Date. In addition, any option grants that you may have received on or after October 10, 2002, regardless of the exercise price, will be automatically cancelled by us and you will not receive any New Options for those post-October 10, 2002 options.

         We will communicate our acceptance of properly tendered options to the option holders by interoffice memorandum or e-mail. This communication will indicate that you will receive the appropriate number of New Options, determined based on the exchange ratio described in Section 2 above, provided that you remain an eligible employee on the Regrant Date. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options that are not validly withdrawn within a few business days after the Expiration Date.

         Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by April 11, 2003 (the scheduled Expiration Date of the Offer) and are accepted for exchange and cancelled within a few business days thereafter, you will be granted New Options on or soon after October 16, 2003. If the Expiration Date is extended or the Cancellation Date is delayed, then the Regrant Date will be similarly delayed.

         All New Options will be issued under either the Brooks 2000 Plan or the Brooks 1998 Plan. If you choose to exchange Old Options that were originally granted under the Brooks 2000 Plan, then your New Options will be granted to you from the Brooks 2000 Plan. If you choose to exchange options that were originally granted under the Brooks 1998 Plan, then your New Options will be granted to you from the Brooks 1998 Plan. If you choose to exchange options that were originally granted from any other Option Plans involved in the Offer, your New Options will be granted from either the Brooks 2000 Plan or the Brooks 1998 Plan. The New Options will be subject to the terms and conditions of the plan under which they are issued and to a new option agreement between you and us. Eligible employees who were granted options under any of the other Option Plans from which Old Options may be surrendered should note that because they will be granted New Options under either the Brooks 2000 Plan or Brooks 1998 Plan and the form of option agreements thereunder, the terms and conditions of any New Option they receive may differ from the terms and conditions of the Old Options they surrender.

         The New Options will have a vesting period which effectively adds an additional period to the original vesting schedule of the Old Options for which they were exchanged. See Sections 12g and 13f.

         The number of shares covered by the New Options will be based upon the exchange ratio described in Section 2 and will be subject to adjustments for any future stock splits, stock dividends and similar events in accordance with the plan under which they are issued.

         In order to receive New Options pursuant to this Offer, you must continue to be an employee of Brooks or a majority-owned subsidiary as of the Regrant Date. If, for any reason, you are not an employee of Brooks or a majority-owned subsidiary on the Regrant Date, you will not receive any New Options or other compensation in exchange for your tendered options which have been cancelled pursuant to this Offer. If, for any reason, you are not an employee of Brooks or a majority-owned subsidiary six months after the Regrant Date, you will not be able to exercise any of the New Options you receive.

         If you are a United States employee and your cancelled Old Options were incentive stock options, your New Options will be in a form intended to be incentive stock options to the extent they qualify under the Internal Revenue Code of 1986, as amended. If you are a United States employee and your cancelled stock options were non-qualified stock options, your New Options will be non-qualified stock options. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option.

         If you are not a resident employee of the United States, your New Options will be granted as non-qualified stock options under U.S. tax law. See
Section 22-26 for discussion of certain foreign tax consequences.

         If we accept Old Options you tender in the Offer, you will be eligible for future option grants, but not until after the Regrant Date, which is expected to be on or soon after October 16, 2003. Brooks does not anticipate that there will be any option grants made to a significant number of existing employees prior to the Regrant Date although there could be options granted to new hires.

6.       PURPOSE OF THE OFFER; PLANS OR PROPOSALS

         The Offer provides an opportunity for us to Offer our eligible employees an incentive to stay with Brooks which potentially may have more value than the options they presently hold. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this Offer to Exchange outstanding Old Options for New Options that will have an exercise price at least equal to the market value of the Brooks common stock on the Regrant Date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. However, because we will not grant New Options until at least six months and one day after the date we cancel the Old Options accepted for exchange, there is a risk that the New Options may have a higher exercise price than some or all of our current outstanding options.

         Our promise to grant you New Options is intended to be a binding commitment, subject to the various conditions described in this Offer to Exchange. It is our intent that if we are acquired or involved in a similar transaction before the New Option is granted, any successor to our company will be legally bound by that commitment. For a discussion of the impact of any change of control transaction prior to the grant of New Options, see Section 9.

         Except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

             - any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our subsidiaries;

             - any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

             - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

             - any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

             - any other material change in our corporate structure or business;

             - our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association

             - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

             -    the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Securities Exchange Act; or

             - the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or any change in charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your Old Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange, the Frequently Asked Questions, the Election Form, and the Notice to Withdraw from the Offer and to consult your own investment and tax advisors. Bearing the risks of this Offer in mind, you must make your own decision whether or not to tender any of your Old Options for exchange.

7.       CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after March 13, 2003, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

         - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of New Options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impairs, (such as by increasing the accounting or other costs of the Offer to Brooks) the contemplated benefits of the Offer to Brooks where the contemplated benefits include the opportunity for us to align employee and stockholder interests and Offer eligible employees a valuable incentive to stay with Brooks and to achieve high levels of performance;

         - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Brooks, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

              (1) make the acceptance for exchange of, or issuance of New
                  Options for, some or all of the tendered Old Options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

              (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered Old Options;

              (3) materially impair (such as by increasing the accounting or other costs of the Offer to Brooks) the contemplated benefits of the Offer to Brooks where the contemplated benefits include the opportunity for us to align employee and stockholder interests and Offer eligible employees a valuable incentive to stay with Brooks and to achieve high levels of performance; or

              (4) materially and adversely affect Brooks' business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Brooks;

         - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

         - a tender or exchange Offer for some or all of our shares, or a merger of or acquisition proposal for Brooks, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

         - any change or changes shall have occurred in Brooks' business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Brooks or may materially impair the contemplated benefits of the Offer to Brooks.

         While the option exchange program is for the mutual benefit of both the employees and Brooks, the conditions to Brooks' obligations set forth in this Offer to Exchange and the other external conditions necessary to fulfill the terms of the Offer are for Brooks' benefit. We may assert them in our discretion, regardless of the circumstances giving rise to them at any time prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 7 will be final and binding upon all persons.

8.       PRICE RANGE OF SHARES UNDERLYING THE OPTIONS

         The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "BRKS". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                                         HIGH            LOW
                                                                        -------        -------
FISCAL YEAR ENDED SEPTEMBER 30, 2002
   First Quarter                                                        $ 43.24        $ 25.22
   Second Quarter                                                       $ 51.21        $ 41.72
   Third Quarter                                                        $ 44.70        $ 23.71
   Fourth Quarter                                                       $ 25.76        $ 11.22
FISCAL YEAR ENDED SEPTEMBER 30, 2001
   First Quarter                                                        $ 31.25        $ 20.25
   Second Quarter                                                       $ 44.39        $ 27.56
   Third Quarter                                                        $ 62.61        $ 35.45
   Fourth Quarter                                                       $ 52.25        $ 26.59

         As of March 11, 2003, the closing price of our common stock, as reported by the Nasdaq National Market, was $8.96 per share.

         WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9.       EFFECT OF A CHANGE OF CONTROL PRIOR TO THE GRANTING OF NEW OPTIONS.

         If Brooks were to engage in a strategic transaction, it could significantly affect the price of our shares. If we engage in such a transaction or transactions before we grant the New Options, our shares could increase (or decrease) in value, and the exercise price of the New Options could be higher (or lower) than the exercise price of Old Options you elect to have cancelled as part of this Offer. The exercise price of a New Option granted to you in return for your tendered options will be the fair market value of the underlying shares on the Regrant Date, which may effectively yield little or no benefit. You will be at risk of any such increase in our share price before the Regrant Date for these or any other reasons. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the New Option, would likely be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the New Option for that transaction.

         Our promise to grant you New Options is intended to be a binding commitment. It is our intent that if we are acquired or involved in a similar transaction before the New Option is granted, any successor to our company will be legally bound by that commitment. In the case of such a transaction, the New Option would still be granted on the Regrant Date, but they could be options to purchase the shares of the surviving or acquiring corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the date of grant.

10.      SOURCE AND AMOUNT OF CONSIDERATION

         We will issue New Options to purchase shares of common stock under either our Brooks 2000 Plan or Brooks 1998 Plan in exchange for the outstanding Old Options properly tendered and accepted for exchange by us, which will be cancelled.

         Each eligible employee who accepts the Offer will receive, in exchange for his or her Old Options that are accepted for exchange and cancelled, that number of New Options determined based on the exercise price of the Old Option as set forth in Section 2 above. The exercise price of the New Options will be the fair market value of the underlying Brooks common stock on the Regrant Date.

         There are approximately 4,522,815 Old Options eligible for surrender and exchange. If all Old Options eligible for exchange are tendered, subject to the terms and conditions of this Offer we would be obligated to grant New Options to purchase a maximum of approximately 2,600,000 shares of common stock.

11.      TERMS OF NEW OPTIONS

         The New Options will be granted under either our Brooks 2000 Plan or Brooks 1998 Plan. A new option agreement will be entered into between Brooks and each option holder who has tendered options in the Offer for every new option granted. If you choose to exchange Old Options that were originally granted under the Brooks 2000 Plan, then your New Options will be granted to you from the Brooks 2000 Plan. If you choose to exchange Old Options that were originally granted under the Brooks 1998 Plan, then your New Options will be granted to you from the Brooks 1998 Plan. If you choose to exchange options that were originally granted from any other Option Plan involved in the Offer, your New Options will be granted from either the Brooks 2000 Plan or the Brooks 1998 Plan. Eligible employees who were granted options under the other Option Plans should note that because they will be granted New Options under either the Brooks 2000 Plan or the Brooks 1998 Plan and the form of option agreements thereunder, the terms and conditions of any New Option grant they receive may differ from the terms and conditions of the options they tender. However, it is our intent that, subject to the conformance with the plan under which they are granted and the additional vesting requirements, the New Options will not substantially adversely affect the rights of option holders.

         If your Old Options are incentive stock options, your New Option will be granted as an incentive stock option. However, one requirement for options to qualify as incentive stock options under current U.S. tax laws is that the value of shares subject to options (including those options that were not tendered in this Offer) that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. It is possible that by participating in this exchange, New Options your receive could exceed this limit and be treated as non-qualified stock options.

         The New Options will be granted with an exercise price equal to 100% of fair market value of Brooks stock on the Regrant Date, defined as the closing price of our common stock on the Nasdaq National Market on that date, which could be more or less than the exercise price of the Old Options.

         Your new options will expire on the earlier of (i) the date indicated in the stock option agreement for your cancelled options, plus six months; (ii) seven years after the regrant date; or (iii) following termination of your employment with Brooks in accordance with the terms of the relevant option plan.

12.      DESCRIPTION OF BROOKS 2000 PLAN

         a.       GENERAL INFORMATION

         This Prospectus relates to shares of common stock issued upon the exercise of options granted or that may be granted pursuant to the Brooks 2000 Plan that we established.

         The Brooks 2000 Plan is not a retirement plan qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "IRC"), and is not subject to any provisions of the Employment Retirement Income Security Act of 1974, as amended.

         The options to be granted under the Brooks 2000 Plan may consist of either incentive stock options or non-qualified stock options. The incentive stock options, but not the non-qualified stock options, are intended to qualify as incentive stock options under Section 422 of the IRC. To learn about the income tax consequences that may accrue to option holders and us, see Section 21.

         If participants of the Brooks 2000 Plan wish to obtain additional information about the Brooks 2000 Plan's contents or its administrators, they are invited to contact us at 15 Elizabeth Drive, Chelmsford, MA 01824, (978) 262-2400.

         b.       PURPOSE

         The purpose of the Brooks 2000 Plan is to attract and retain employees and provide an incentive for them to help us achieve our long-range performance goals, and to enable such employees to participate in our long-term growth.

         c.       SECURITIES TO BE OFFERED

         The Brooks 2000 Plan provides that up to 6,000,000 shares of our common stock may be issued upon the exercise of options granted under the plan, subject to adjustment for stock splits, stock dividends and similar transactions. Subject to adjustment, the maximum aggregate number of shares of the Brooks' common stock for which grants may be made to any single employee during any fiscal year shall be 500,000 shares. The stock subject to the options granted may consist in whole or in part of (i) authorized but unissued shares;
(ii) shares previously reserved for issuance upon exercise of options that have expired or been terminated; or (iii) treasury shares and shares reacquired by us for the purpose, including shares purchased in the open market. If any options granted under the Brooks 2000 Plan expire, terminate unexercised, or are otherwise forfeited, the appropriate corresponding number of shares of common stock will no longer count towards the 6,000,000 maximum. Instead, such shares of common stock will again be available to be awarded in another grant under the Brooks 2000 Plan. However, at no time will the number of shares of common stock reserved for issuance, including those shares that have become available to be awarded in another grant, exceed 6,000,000 shares.

         d.       ELIGIBLE PARTICIPANTS

         Except for those persons who have irrevocably elected not to be eligible, all of our employees (and employees of our affiliates) are eligible to participate in the Brooks 2000 Plan.

         e.       ADMINISTRATION

         A committee of not less than two non-employee members of our Board of Directors appointed by the Board to administer the Brooks 2000 Plan, or, alternatively, our entire Board of Directors, will administer the Brooks 2000 Plan. The Committee shall serve at the pleasure of our Board of Directors, which may from time to time appoint additional members of the Committee, remove members and appoint new members in substitution for those previously appointed, and fill vacancies however caused. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. The Committee may act by unanimous written consent in lieu of a meeting. Subject to the provisions of the Brooks 2000 Plan, the Committee shall have the authority and sole discretion to (i) determine those persons eligible to receive options under the Brooks 2000 Plan; (ii) select those persons to whom options will be granted under the Brooks 2000 Plan; (iii) determine the number of shares covered by and the form of the options to be granted; (iv) determine the time or times when options will be granted; (v) establish the terms and conditions upon which options may be exercised; (vi) alter any restrictions or conditions upon any options; and (vii) adopt rules and regulations, establish, define and interpret any other terms and conditions, and make all other determinations (which may be on a case-by-case basis) deemed necessary or desirable for the administration of the Brooks 2000 Plan. Notwithstanding the foregoing, the Board of Directors has authorized the Chief Executive Officer to act as a special committee of one member of the Board of Directors, subject to certain conditions, to grant options to any eligible participant for up to an aggregate of 15,000 shares of common stock during any single fiscal year under the Brooks 2000 Plan and the Brooks 1998 Plan combined.

         The terms of each type of option need not be identical, and the Committee does not have to treat participants uniformly. Unless the Brooks 2000 Plan or a particular option provides otherwise, the Committee may make any determination with respect to an option at the time of award or at any time thereafter. In making its determinations, the Committee shall take into account the nature of the services rendered or to be rendered by the recipient, such participant's present and potential contributions to our success, and such other factors as the Committee, in its discretion, shall deem relevant in order to accomplish the purposes of the Brooks 2000 Plan. Our Board of Directors may impose conditions on the options relating to applicable federal or state securities laws, as it considers necessary or advisable.

         f.       PURCHASE OF AND PAYMENT FOR SECURITIES

         Subject to the provisions of the Brooks 2000 Plan, our Board of Directors may award incentive stock options and non-qualified stock options and determine the number of shares to be covered by each option, the option price and the conditions and limitations applicable to the exercise of each option. The Committee will establish the option price of each option at the time each option is awarded, provided that the option price cannot be less than the greater of (i) the minimum legal consideration required under the laws of the jurisdiction in which we are then organized or (ii) the fair market value of our common stock on the date of the grant of the option (or, in the case of incentive stock options granted to anyone owning more than 10% of our stock, 110% of the fair market value on such date).

         At the time of grant of any option, the Committee shall specify whether the option is intended to be an incentive stock option or a non-qualified stock option. If the option is not intended to be an incentive stock option but otherwise qualifies to be such, the agreement will include a specific statement that it is not intended to qualify as an incentive stock option.

         Each option granted under the Brooks 2000 Plan shall continue in effect for a period not to exceed seven years, as determined by the Committee. However, any incentive stock option must be granted within ten years from the date of establishment of the Brooks 2000 Plan or the date the Brooks 2000 Plan is approved by stockholders, whichever is earlier. The seven year limitation is reduced to five years for any incentive stock options granted to anyone who owns more than 10% of our stock.

         In the case of incentive stock options, the following additional conditions shall apply:

                  (i) Incentive stock options shall be granted only to our employees;

                  (ii) No incentive stock option shall be exercisable beyond three months after the date upon which the option holder ceases to be our employee (or an employee of our parent or subsidiary, if any), except that the Committee may provide in the incentive stock option agreement that in the event of termination of employment by reason of death or the permanent disability of the option holder, the option may be exercised by the holder or his estate for a period of up to one year after termination of employment;

                  (iii) Each incentive stock option shall, by its terms, be
                        transferable by the optionee only by will or the laws of descent and distribution, and shall be exercisable only by such employee during his lifetime; and

                  (iv) The terms and conditions of incentive stock options shall be subject to and comply with Section 422 of the IRC, or any successor provision, and any regulations thereunder.

         Options may be exercised in whole or in part at such time and in such manner as the Committee may determine and as is prescribed in the written agreement with each option holder. We may make loans to option holders to permit them to exercise their options. If any such loans are made, the requirements of applicable federal and state laws regarding such loans must be met. The purchase price of shares of common stock upon the exercise of an option shall be paid by the option holder in full upon the exercise and may be paid as the Committee may determine in its sole discretion in any combination of: (i) cash or check payable to our order; (ii) delivery of a promissory note; (iii) delivery of shares of our common stock (valued at its fair market value at the date of purchase of the common stock subject to the option); or (iv) such other means as the Committee may permit; provided, however, that payment of the exercise price by delivery of shares of our common stock owned by the option holder may be made only if such payment does not result in a charge to earnings for financial accounting purposes, as determined by the Committee.

         With the consent of the Committee, payment of the exercise price may also be made by delivery of a properly executed exercise notice to us, together with a copy of irrevocable instructions to a broker to deliver promptly to us the amount of sale or loan proceeds to pay the exercise price. To facilitate such arrangements, we may enter into agreements for coordinating procedures with one or more securities brokerage firms. The date of delivery of such exercise notices shall be deemed the date of exercise.

         The Committee may impose such conditions with respect to the exercise of options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable, including making the common stock issued upon exercise subject to restrictions on vesting or transferability, or to risk of forfeiture, upon the happening of such events as the Committee may determine, any of which may be accelerated or waived in the Committee's sole discretion.

         We will issue no shares of our common stock upon exercise of any option under the Brooks 2000 Plan until full payment in the form approved by the Committee has been made and all other legal requirements applicable to the issuance or transfer of such shares and such other requirements as are consistent with the Brooks 2000 Plan have been complied with to the Committee's satisfaction.

         g.       VESTING AND EXERCISE

         Each stock option agreement specifies the term of the option and the date when the option becomes exercisable.

         The vesting period for New Options granted in exchange for Old Options tendered will effectively be extended for a period of six to twelve months. Each New Option granted will vest as follows:

         - after applying the exchange ratio, that percentage of shares under the New Option equal to the percentage of shares under the Old Option that were fully vested on the date the Old Options are cancelled will become fully vested six months after the Regrant Date (approximately one year after the Cancellation Date);

         - after applying the exchange ratio, that percentage of shares under the New Option equal to the percentage of shares under the Old Option that were unvested shares on the Cancellation Date will have an additional six months added to the vesting period for such options, such that each such portion of each New Option grant will vest on the later of (i) the date on which the corresponding portion of the Old Option for which it was exchanged would have vested under the terms of the Old Option, plus six months, or (ii) six months after the Regrant Date.

         For example:

         An employee surrenders for exchange an option that is 25% vested at the time of cancellation.

         The Regrant Date occurs 6 months and one day after the Cancellation
         Date.

         Six months after the Regrant Date, the new option will be 25% vested with respect to the total number of Old Options after the exchange ratio has been applied. The remaining 75% of the shares will have an additional six months added to the date they would have vested under the Old Option; provided, however, that in no event would any of them vest before the date that is six months after the Regrant Date.

         h.       ADJUSTMENTS

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

         Upon the occurrence of any of the following events, an option holder's rights with respect to options granted under the Brooks 2000 Plan will be adjusted as follows, unless otherwise specifically provided in the written agreement between the option holder and us.

         (i) Stock Dividends and Stock Splits. If the shares of our common stock are subdivided or combined into a greater or smaller number of shares or we issue any shares of common stock as a stock dividend on our outstanding common stock, the number of shares of common stock deliverable upon the exercise of options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

         (ii) Consolidation or Mergers. If we are to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, the Committee or the Board of Directors of any entity assuming our obligations under the Brooks 2000 Plan shall, as to outstanding options, make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition and by adjusting on an equitable basis the exercise price of such options to reflect the acquisition.

         (iii) Recapitalization or Reorganization. In the event of our recapitalization or reorganization (other than through acquisition) pursuant to which our securities or the securities of another corporation are issued with respect to the outstanding shares of our common stock, an option holder upon exercising rights under an option will be entitled to receive the consideration that would have been received if such options had been exercised prior to such recapitalization or reorganization.

         (iv) Modification of Incentive Stock Options. Notwithstanding the foregoing, any adjustments made pursuant to the above subparagraphs with respect to incentive stock options shall be made only after the Committee, after consulting with our counsel, determines whether such adjustments would constitute a "modification" of such incentive stock options (as that term is defined in Section 424 of the IRC) or would cause any adverse tax consequences for the holders of such incentive stock options. If the Committee determines that such adjustments made with respect to incentive stock options would constitute a modification of such incentive stock options, it may refrain from making such adjustments.

         (v) Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, each option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

         (vi) Issuances of Securities. Except as expressly provided in the Brooks 2000 Plan, no issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to options. No adjustments shall be made for dividends paid in cash or in property other than our securities.

         (vii) Fractional Shares. No fractional shares shall be issued under the Brooks 2000 Plan, and in all cases other than in connection with this Offer, we will pay the option holder cash in lieu of such fractional shares.

         (viii) Adjustments. Upon the happening of any of the events described above in the first three subparagraphs (entitled Stock Dividends and Stock Splits, Consolidation or Mergers, and Recapitalization or Reorganization, respectively), the class and aggregate number of shares that are subject to options that previously have been or subsequently may be granted under the Brooks 2000 Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee shall determine the specific adjustments to be made under this section and subject to provisions of the Brooks 2000 Plan, and its determination shall be conclusive.

         (ix) The Committee may not reprice an option once it has been granted under the Brooks 2000 Plan by reducing the exercise price of the option or canceling an option and regranting a new option for a similar number of shares at a lower price, except as expressly provided above or as specifically authorized by the stockholders in order to carry out the option exchange program described in this Offer to Exchange.

         i.       TRANSFER RESTRICTIONS

         Our Board of Directors will determine the effect on options granted under the Brooks 2000 Plan of the disability, death, retirement or other termination of employment of a participant and the extent to which, as well as the period during which, the participant's legal representative, guardian or designated beneficiary may receive payment of options granted or exercise rights under such options.

         j.       AMENDMENT AND TERMINATION OF THE BROOKS 2000 PLAN

         Our Board of Directors may amend, suspend or terminate the Brooks 2000 Plan in whole or in part, subject to shareholder approval in certain limited situations.

         The Committee may amend, modify or terminate any outstanding option, including substituting for the option another award of the same or a different type, changing the date of exercise, or converting of an incentive stock option to a non-qualified stock option; provided that the option holder's consent to such action is required unless our Board of Directors determines that the action, taking into account any related action, would not materially and adversely affect the option holder.

         k.       TERM OF BROOKS 2000 PLAN

         The Brooks 2000 Plan shall terminate ten years from the date of its adoption by our Board of Directors, and no option will be granted under the Brooks 2000 Plan after such date. The termination of the Brooks 2000 Plan shall not affect the validity of options granted prior to the date of termination.

         l.       LIENS

         No lien on any funds, securities, or other property held under the Brooks 2000 Plan has been or may be created under the Brooks 2000 Plan or pursuant to any contract in connection with the Brooks 2000 Plan.

         m.       REGISTRATION OF OPTION SHARES.

         A total of 6,000,000 shares of common stock issuable upon exercise of options under our Brooks 2000 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all New Options to be granted before the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

13.      DESCRIPTION OF BROOKS 1998 PLAN

         a.       GENERAL INFORMATION

         This Prospectus relates to shares of our common stock issued upon the exercise of options granted or that may be granted pursuant to the Brooks 1998 Plan. The Brooks 1998 Plan is not a retirement plan qualified under Section 401 of the IRC, and is not subject to any provisions of the Employment Retirement Income Security Act of 1974, as amended.

         Options granted under the Brooks 1998 Plan are not intended to qualify as incentive stock options under Section 422 of the IRC. To learn about the income tax consequences that may accrue to option holders and to us, see Section 21.

         If participants of the Brooks 1998 Plan wish to obtain additional information about the Brooks 1998 Plan's contents or its administrators, they are invited to contact us at 15 Elizabeth Drive, Chelmsford, MA 01824, (978) 262-2400.

         b.       PURPOSE

         The purpose of the Brooks 1998 Plan is to attract and retain employees and provide an incentive for them to help us achieve our long-range performance goals, and to enable such employees to participate in our long-term growth.

         c.       SECURITIES TO BE OFFERED

         The Brooks 1998 Plan provides that up to 4,825,000 shares of our common stock may be issued upon the exercise of options granted under the plan, subject to adjustment for stock splits, stock dividends and similar transactions. The stock subject to the options granted may consist in whole or in part of authorized but unissued shares or treasury shares. If any options granted under the Brooks 1998 Plan expire, terminate unexercised, or are otherwise forfeited after February 26, 2003, such shares of common stock will not again be available to be awarded under the Brooks 1998 Plan and will reduce the number of shares issuable under the Brooks 1998 Plan.

         d.       ELIGIBLE PARTICIPANTS

         Except for our officers and directors, all of our employees and any other persons (including contractors, consultants, service providers or others) who are in a position to contribute to our long term success and growth are eligible to participate in the Brooks 1998 Plan.

         e.       PURCHASE OF AND PAYMENT FOR SECURITIES

         Subject to the provisions of the Brooks 1998 Plan, our Board of Directors (or a committee of the Board of Directors appointed to administer the Brooks 1998 Plan) may award non-qualified stock options and determine the number of shares to be covered by each option, the option price and the conditions and limitations applicable to the exercise of each option. The terms of each award need not be identical, and the Board of Directors does not have to treat participants uniformly. Our Board of Directors will also establish the option price of each option at the time each option is awarded, provided that the option price cannot be less than the fair market value of the common stock on the date of the grant of the option. Finally, our Board of Directors may impose conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

         We will deliver shares pursuant to any exercise of an option only after we have received payment in full of the option price. Payment of the option price may be made in whole or in part in cash or, pursuant to the provisions of the Brooks 1998 Plan and to the extent permitted by our Board of Directors at or after the award of the option, by delivery of a note or shares of our common stock owned by the option holder, or such other consideration as our Board of Directors may determine. The Board of Directors may provide for the automatic award of an option upon the delivery of shares to Brooks in payment of an option for up to the number of shares so delivered.

         f.       VESTING AND EXERCISE

         Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The vesting period for New Options granted in exchange for Old Options tendered will effectively be extended for a period of six to twelve months. Each New Option granted will vest as follows:

         - after applying the exchange ratio, that percentage of shares under the New Option equal to the percentage of shares under the Old Option that were fully vested on the date the Old Options are cancelled will become fully vested six months after the Regrant Date (approximately one year after the Cancellation Date);

         - after applying the exchange ratio, that percentage of shares under the New Option equal to the percentage of shares under the Old Option that were unvested shares on the Cancellation Date will have an additional six months added to the vesting period for such options, such that each such portion of each New Option grant will vest on the later of (i) the date on which the corresponding portion of the Old Option for which it was exchanged would have vested under the terms of the Old Option, plus six months, or (ii) six months after the Regrant Date.

         For example:

         An employee surrenders for exchange an option that is 25% vested at the time of cancellation.

         The Regrant Date occurs 6 months and one day after the Cancellation
         Date.

         Six months after the Regrant Date, the new option will be 25% vested with respect to the total number of Old Options after the exchange ratio has been applied. The remaining 75% of the shares will have an additional six months added to the date they would have vested under the Old Option; provided, however, that in no event would any of them vest before the date that is six months after the Regrant Date.

         g.       CHANGES IN COMMON STOCK

         If there is any change in the common stock or stock options granted under the Brooks 1998 Plan by reason of any stock dividend, stock split, or other similar transaction, we will make appropriate adjustments to the number of shares subject to the Brooks 1998 Plan or the option exercise price.

         h.       TRANSFER RESTRICTIONS

         Our Board of Directors will determine the effect on options granted under the Brooks 1998 Plan of the disability, death, retirement or other termination of employment of a participant and the extent to which, as well as the period during which, the participant's legal representative, guardian or designated beneficiary may receive payment of options granted or exercise rights under such options.

         i.       ADMINISTRATION

         The Stock Option Committee of our Board of Directors, or such other committee of not less than three members of the Board (or, with respect to awards of not more than 15,000 shares of common stock in the aggregate under all our plans to any single employee during any single fiscal year, the Chief Executive Officer as a one member committee of the Board of Directors) appointed by the Board of Directors to administer the Brooks 1998 Plan, will administer the Brooks 1998 Plan. The Stock Option Committee or such other committee as the Board may appoint shall serve at the pleasure of the Board, which may from time to time appoint additional members of the committee, remove members and appoint new members in substitution for those previously appointed, and fill vacancies however caused. Our Board of Directors has the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Brooks 1998 Plan as it shall from time to time consider advisable, and to interpret the provisions of the Brooks 1998 Plan.

         j.       INDEMNITY

         Neither the Board of Directors nor the Stock Option Committee, nor any members of either, nor any of our employees or the employees or any parent, subsidiary, or other affiliate of ours, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to the Brooks 1998 Plan. We will indemnify the members of our Board of Directors, the members of the Stock Option Committee and our employees in respect of any claim, loss, damage or expense (including reasonable counsel fees) arising from any such action, omission, interpretation, construction or determination to the full extent permitted by law.

         k.       AMENDMENT AND TERMINATION OF THE BROOKS 1998 PLAN

         Our Board of Directors or the Stock Option Committee may amend, suspend or terminate, in whole or in part, the Brooks 1998 Plan, subject to certain limitations with respect to certain matters for which stockholder approval may be required. No amendment, suspension or termination of the Brooks 1998 Plan may materially and adversely affect the rights of an option holder without such option holder's consent.

          Our Board of Directors may amend, modify or terminate any outstanding award of an option, including substituting for such option another option of the same or a different type or changing the date of exercise, provided that the option holder's consent to such action is required unless our Board of Directors determines that the action, taking into account any related action, would not materially and adversely affect the option holder.

         l.       LIENS

         No lien on any funds, securities, or other property held under the Brooks 1998 Plan has been or may be created under the 1998 Plan or pursuant to any contract in connection with the Brooks 1998 Plan.

         m.       REGISTRATION OF OPTION SHARES

         A total of 4,825,000 shares of common stock issuable upon exercise of options under our Brooks 1998 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all New Options to be granted before the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

14.      ACCOUNTING CONSEQUENCES

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

              - we will not grant any New Options to participants until a business day that is at least six months and one day after the Cancellation Date, and

              - the exercise price of all New Options will at least equal the market value of the shares of common stock on the date we grant the New Options.

         If we were to grant the New Option on any date which is earlier than six months and one day after the Cancellation Date, Brooks would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for each New Option issued under this Offer. We would have to continue this so-called "variable accounting" for these New Options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Option for six months and one day, we believe we will not have to treat the New Options as variable accounting awards.

15.      INFORMATION CONCERNING BROOKS

         Our principal executive offices are located at 15 Elizabeth Drive, Chelmsford, MA 01824, and our telephone number is (978) 262-2400.

         Brooks Automation, Inc. ("Brooks" or the "Company") is a leading supplier of automation products and solutions for the global semiconductor and related industries such as the data storage, flat panel display and other precision electronics manufacturing industries. Brooks has distinguished itself as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment and in integrated factory automation software applications. The Company's Offerings have grown from individual robots used to transfer semiconductor wafers in advanced production equipment to fully integrated automation solutions that control the movement and management of wafers and reticles in the wafer fabrication facility. Through a program of investment and acquisition, Brooks has emerged as one of the leading suppliers of factory and equipment automation solutions for semiconductor manufacturers and original equipment manufacturers ("OEMs").

16.      SUMMARY FINANCIAL INFORMATION

         The summarized financial information attached as Schedule B to this Offer to Exchange should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Result of Operations," appearing in our Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and in our most recent quarterly report on Form 10-Q filed for the quarter ended December 31, 2002.

         See "Additional Information" in Section 29 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

17. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of February 28, 2003, our directors and executive officers, as a group, beneficially owned options to purchase a total of 1,914,221 of our shares, which represented 22.4% of the shares subject to all options outstanding as of that date. These options to purchase our shares owned by our directors and executive officers are not eligible to be tendered in the Offer.

         In the 60 day period prior to and including March 13, 2003, there have been no transactions in options to purchase our shares or in our shares which were effected by Brooks or, to our knowledge, by any executive officer, director or affiliate of Brooks.

18.      AGREEMENTS INVOLVING BROOKS' SECURITIES

         On September 30, 1999, Brooks acquired substantially all of the assets and assumed certain of the liabilities of the Infab Division of Jenoptik AG in exchange for 914,286 shares of Brooks' Common Stock issued to Jenoptik's subsidiary M+W, subject to a 5% holdback and to adjustment. The shares were transferred from M+W to Jenoptik on December 31, 2002. As part of this acquisition, Brooks appointed Juergen Giessmann, a member of the board of directors of Jenoptik, to Brooks' Board of Directors pursuant to a stockholder agreement dated September 30, 1999 among Brooks, Jenoptik, M+W, and Robert J. Therrien. Under the stockholder agreement, until Jenoptik no longer had all its shares purchased from Brooks in this transaction, or until September 30, 2004, whichever occurred first, Brooks agreed to nominate a reasonably acceptable candidate of Jenoptik to Brooks' Board of Directors in each election of Brooks' directors, and Robert J. Therrien agreed to vote all his shares in favor of such nominees for election to the Board of Directors. These voting obligations of Brooks and Mr. Therrien expired in fiscal 2001 when Jenoptik sold some of its shares of Brooks' Common Stock. Jenoptik, in turn, agreed to vote in favor of the other candidates to Brooks' Board of Directors nominated by Brooks' existing Board. Jenoptik also agreed to vote for other matters in the same proportion as the votes cast by the other holders of the Common Stock. Jenoptik agreed not to buy or sell shares of the Common Stock except in specified circumstances. Jenoptik further agreed to share certain information with Brooks regarding upcoming factory automation projects, to give Brooks a right of first refusal as a supplier and to award Brooks an exclusive supply contract with guaranteed, minimum gross margin of at least $15 million in connection with an upcoming project. Jenoptik and Brooks also entered into a one year transitional services agreement, pursuant to which Jenoptik agreed to allow Brooks to occupy space at its Jena, Germany manufacturing facility and to receive support services from Jenoptik. Brooks agreed to reimburse Jenoptik for provision of space and support services at cost. This transitional services agreement was extended through December 2002.

         On October 16, 2000, the parties amended the agreement to permit the removal of the transfer restrictions with respect to an aggregate of 868,572 shares of Brooks' Common Stock held by Jenoptik, and the grant by Brooks of certain registration rights under the Securities Act of 1933, as amended, with respect to such shares. In consideration for a payment of $5.0 million, Brooks released certain claims for indemnification against Jenoptik and registered 434,286 shares of Brooks' Common Stock for resale by Jenoptik on March 13, 2001. Brooks intends to register an additional 434,286 shares for resale by Jenoptik. The amendment released Jenoptik from the requirement to award Brooks the exclusive contract with guaranteed gross margins on the condition that Jenoptik release its claims to the 5% holdback.

19.      STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER

         Shares of common stock underlying the Old Options originally granted under the Brooks 2000 Plan or the Brooks 1998 Plan that were cancelled through the Offer will no longer be reserved for issuance upon exercise of those cancelled Old Options and those shares will be available for issuance upon exercise of New Options. To the extent shares available under the Brooks 2000 Plan are not fully reserved for issuance upon exercise of the New Options granted in connection with the Offer, they will be available for future awards to employees and other eligible plan participants. However, the aggregate number of shares remaining available for the grant of future options under the Brooks 2000 Plan and Brooks 1998 Plan combined may not be increased as a result of the exchange program, except to the extent shares available under those two plans are used to issue New Options in exchange for Old Options that had been issued under the other Option Plans.

20.      LEGAL MATTERS; REGULATORY APPROVALS

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of Old Options and issuance of New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in
Section 7.

         If we are prohibited by applicable laws or regulations from granting New Options during the period beginning six months and one day after the Cancellation Date, we will not grant any New Options. Such a prohibition could result from changes in foreign or domestic laws, SEC rules, regulations or other policies or Nasdaq National Market listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period after that date we will not grant any New Options and you will not get any other compensation for the options you tendered.

21. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OPTIONS UNDER BROOKS 2000 PLAN AND BROOKS 1998 PLAN; CONSEQUENCES OF EXCHANGE OFFER

         a. FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS UNDER THE BROOKS 2000 PLAN

         The following discussion of the federal income tax consequences of the issuance and exercise of incentive stock options granted under the Brooks 2000 Plan is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "IRC"), as in effect on the date of this Prospectus, current regulations thereunder, and existing administrative rulings of the Internal Revenue Service (the "IRS"). It is not intended to be a complete discussion of all of the federal income tax consequences of the Brooks 2000 Plan or of all of the requirements that must be met in order to qualify for the described tax treatment. In addition, because tax consequences may vary, and certain exceptions to the general rules discussed by this Prospectus may be applicable, depending upon the personal circumstances of individual holders of securities, each option holder should consider his or her personal situation and consult with his or her tax advisor with respect to the specific tax consequences applicable to him or her. No information is provided as to state tax laws.

         Incentive stock options may only be awarded under the Brooks 2000 Plan, not the Brooks 1998 Plan. The general tax treatment of incentive stock options under the Brooks 2000 Plan is as follows:

         Incentive Stock Options. An option holder generally will not recognize taxable income upon either the grant or the exercise of an incentive stock option. However, under certain circumstances, there may be alternative minimum tax or other tax consequences, as discussed below. An option holder will recognize taxable income upon the disposition of the shares of common stock received upon exercise of an incentive stock option. Any gain recognized upon a disposition that is not a "disqualifying disposition" (as defined below) will be taxable as long-term capital gain.

         A "disqualifying disposition" means any disposition of shares of common stock acquired on the exercise of an incentive stock option where such disposition occurs within two years of the date the stock option was granted or within one year of the date the shares were transferred to the option holder. The use of the shares acquired pursuant to the exercise of an incentive stock option to pay the option exercise price under another stock option is treated as a disposition for this purpose. In general, if an option holder makes a disqualifying disposition, an amount equal to the excess of (i) the lesser of
(a) the fair market value of the shares on the date of exercise or (b) the amount actually realized on the disposition over (ii) the option exercise price will be taxable as ordinary income and the balance of the gain recognized, if any, will be taxable as either long-term or short-term capital gain, depending on the option holder's holding period for the shares. The holding period for the shares generally would begin on the date the shares were acquired and would not include the period of time during which the option was held. In the case of a gift or certain other transfers, the amount of ordinary income taxable to the option holder is not limited to the amount of gain which would be recognized in the case of a sale. Instead, it is equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price.

         In general, in the year of exercise of an incentive stock option, an option holder must compute the excess of the shares' fair market value on the date of exercise over the exercise price and include this amount in the calculation of his or her alternative minimum taxable income. Because of the many adjustments that apply to the computation of the alternative minimum tax, it is not possible to predict the application of the tax to any particular option holder. However, an option holder may owe alternative minimum tax even though he or she has not disposed of the shares or otherwise received any cash with which to pay the tax. The alternative minimum tax rate is now higher than the rate applicable to long-term capital gains.

         We will not be entitled to any deduction with respect to the grant or exercise of an incentive stock option provided the option holder does not make a disqualifying disposition. If the option holder does make a disqualifying disposition, we will generally be entitled to a deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided that we report the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

         b. FEDERAL INCOME TAX CONSEQUENCES OF NON-QUALIFIED STOCK OPTIONS UNDER THE BROOKS 2000 PLAN AND BROOKS 1998 PLAN

         The following discussion of the federal income tax consequences of the issuance and exercise of non-qualified stock options granted under the Brooks 2000 Plan and the Brooks 1998 Plan is based upon the provisions of the IRC as in effect on the date of this Prospectus, current regulations thereunder, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the federal income tax consequences of the Brooks 2000 Plan or of the Brooks 1998 Plan or of all of the requirements that must be met in order to qualify for the described tax treatment. In addition, because tax consequences may vary, and certain exceptions to the general rules discussed by this Prospectus may be applicable, depending upon the personal circumstances of individual holders of securities, each option holder should consider his or her personal situation and consult with his or her tax advisor with respect to the specific tax consequences applicable to him or her. No information is provided as to state tax laws.

         Non-qualified stock options may be awarded under both the Brooks 2000 Plan and the Brooks 1998 Plan. The general tax treatment of non-qualified stock options under the Brooks 2000 Plan and the Brooks 1998 Plan is as follows:

         Non-qualified Stock Options. The recipient of a non-qualified stock option generally will not recognize any taxable income at the time the stock option is granted. Upon exercise, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of common stock received on the date of exercise over the option exercise price. Upon a subsequent sale of the shares, capital gain or loss will generally be recognized equal to the difference between the amount realized and the fair market value of the shares on the date of exercise. Any such capital gain or loss would be long term if the holding period for the shares were more than twelve months. The holding period for the shares generally would begin on the date the shares were acquired and would not include the period of time during which the option was held.

         The application of the tax rules to an option holder who receives shares that are subject to a substantial risk of forfeiture (for example, if the shares must be returned to us if the recipient does not work for us for a period of time, if any, specified in the award) are more complex. In that case, the recipient generally will not recognize income until the date that shares are no longer subject to the substantial risk of forfeiture, unless a Section 83(b) election (described below) is made.

         Certain option holders are subject to Section 16(b) of the Securities Exchange Act of 1934 upon their sale of shares of common stock. If an option holder is subject to Section 16(b), the date on which the fair market value of the shares is determined may similarly be postponed. The IRS regulations have not yet been amended to conform with the most recent revision to Section 16(b). However, it is generally anticipated that the date on which the fair market value of the shares is determined will be postponed to the earlier of (i) the date six months after the Regrant Date, or, if earlier, (ii) the first day on which the sale of the shares would not subject the individual to liability under
Section 16(b). It is possible that the six month period will instead run from the option holder's most recent grant or purchase of common stock prior to his or her exercise of the stock option. On the determination date, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares of common stock at that time over the option exercise price.

         Despite the general rule, in the case of a substantial risk of forfeiture, or in the case of recipients subject to Section 16(b) (if the determination date is after the date of exercise), the option holder may make an election pursuant to Section 83(b) of the IRC, in which case the option holder will recognize ordinary taxable income at the time the stock option is exercised and not on the later date. In order to be effective, the Section 83(b) election must be made and filed with the IRS within 30 days after exercise.

         We will generally be entitled to a compensation deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided that we report the income on a timely provided and filed Form W-2 or 1099, whichever is applicable.

         In the case of a non-qualified stock option, an option holder who pays the option exercise price, in whole or in part, by delivering shares of common stock already owned by him or her will generally recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. However, if shares received on the exercise of an incentive stock option are used to exercise a non-qualified stock option, within the time periods that apply to a disqualifying disposition, then the rules for disqualifying dispositions, described in Section 21a above, will apply. To the extent the shares acquired upon exercise are equal in number to the shares surrendered, the basis of the shares received will be equal to the basis of the shares surrendered. The basis of the shares received in excess of the shares surrendered upon exercise will be equal to the fair market value of the shares on the date of exercise, and the holding period for the shares received will commence on that date.

         c.       FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

         The following is a general summary of the material U.S. federal income tax consequences of the surrender and cancellation of Old Options and issuance of New Options pursuant to the Offer. This discussion is based on the IRC, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work or under which you are otherwise subject to taxation (please see Sections 22-26).

         Option holders who exchange outstanding Old Options for a New Option should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. When an Old Option constituting an ISO is exchanged for a New Option, the New Option should likewise constitute an ISO. In such case, the New Option should be treated as being granted on the Regrant Date for purposes of determining whether a subsequent disposition of the shares subject to the New Option is a "disqualifying disposition". See Section 21a above. Accordingly, a holder's exchange of an Old Option constituting an ISO for a New Option will delay the date at which the underlying shares may be sold in a tax-advantaged manner. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Offer.

         You should note that there is a risk that any incentive stock option you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock option (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. A successful assertion by the IRS of this position could extend the options' requisite holding period necessary to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, the tax treatment of your incentive stock option could be similar to that of a non-qualified stock option.

         In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock option that could be exchanged. This does not necessarily mean that our Offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our Offer constitutes a "modification" of incentive stock options that are eligible for exchange but are not tendered.

         We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

22.      MATERIAL TAX CONSEQUENCES FOR CERTAIN NON-U.S. JURISDICTIONS

         Sections 23-26 contain general summaries of the tax consequences of the cancellation of Old Options and the grant of the New Option under the Offer for eligible employees who are tax residents (or otherwise subject to the tax laws) of Canada, Germany, South Korea, and the United Kingdom. This discussion is based on tax law in these respective countries as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of, or otherwise subject to the tax laws of, any other jurisdiction, including Belgium, France, Ireland, Japan, Malaysia, the Netherlands, Singapore or Taiwan, you should consult your own tax advisor.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

23.      MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN CANADA

         The information provided below is a general summary of the principal Canadian federal income tax considerations arising in connection with the exchange program for an employee who, at any relevant time (including the date of issuance, exercise or disposition of an option, and the date of disposition of a share acquired on the exercise of an option), is an individual resident in Canada for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), is employed by Brooks or an affiliate, and who, for purposes of the Canadian Tax Act:

         - received options in respect of, in the course of, or by virtue of their employment with Brooks or an affiliate;

         - holds any shares acquired on the exercise of options as capital property;

         -    deals at arm's length with Brooks; and

         -    is not affiliated with the Brooks.

         This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder, all proposed amendments to such Act and regulations publicly announced by the Minister of Finance prior to the date hereof, and the current administrative policies and assessing practices of the Canada Customs and Revenue Agency. This summary is of a general nature only, and should not be construed as legal, business or tax advice to any particular option holder. Option holders should consult their own tax advisors for advice as to the tax consequences of participating in the exchange program. This summary assumes that no amount was paid at any time by an employee for the acquisition of that employee's options.

         a.       CANCELLATION OF OLD OPTIONS AND GRANT OF NEW OPTIONS

         A holder who exchanges Old Options for New Options should be deemed not to have disposed of the Old Options, and should not realize income for purposes of the Canadian Tax Act on the exchange (or, in other words, will be entitled to tax deferred treatment) provided that

                  (a)      the amount, if any, by which

                           (i) the total value of the Brooks shares which the holder is entitled to acquire under the New Options, determined immediately after the cancellation of the Old Options exceeds

                           (ii) the total exercise price payable under the New Options does not exceed

                  (b)      the amount, if any, by which

                           (i) the total value of the Brooks shares which the holder is entitled to acquire under the Old Options, determined immediately before the cancellation of the Old Options exceeds

                           (ii) the total exercise price payable under the Old Options.

         Because the exchange program applies only to options with an exercise price of at least $20.00 (which, based upon the current market price of a Brooks share, is likely to be greater than the value of a Brooks share immediately prior to cancellation of the Old Options), the amount described in (b) above will likely be zero.

         Because the exercise price of the New Options will be equal to the closing price of the Brooks common stock on the date of grant of the New Options (and not on the date of cancellation of the Old Options), it is possible that the above requirements for tax deferred treatment will not be met. In particular, if the closing price of the Brooks common stock on the Regrant Date is less than the value of the Brooks shares immediately after cancellation of the Old Options (or, in other words, if the Brooks common stock declines in value between the Cancellation Date and the Regrant Date), the above requirements for tax deferred treatment will generally not be met.

         If the above requirements for tax deferred treatment are not met, the cancellation of Old Options in exchange for Brooks' promise to grant New Options will generally be a taxable event. The holder will then be required to include in computing employment income for purposes of the Canadian Tax Act for the year in which the cancellation takes place an amount equal to the fair market value of Brooks' promise to grant New Options. If certain conditions are met, a holder may be entitled to deduct 50% of such amount in computing taxable income. In any such case, holders should contact their own tax advisors for guidance as to the appropriate manner in which to calculate the amount, if any, of employment income to be reported in connection with the exchange.

         b.       EXERCISE OF NEW OPTIONS

         A holder who exercises New Options will generally be deemed to have realized a taxable benefit from employment in an amount equal to the fair market value of the Brooks shares acquired on such exercise, less the exercise price paid. If certain conditions are met, a holder may be entitled to deduct 50% of this deemed benefit in computing taxable income. If this deduction is available and certain additional conditions are met, the holder may be entitled (subject to certain quantitative limits) to elect to defer recognition of the employment income until the taxation year in which the holder disposes of the Brooks shares acquired on such exercise. Holders that wish to make this election should contact their own tax advisors for advice regarding the procedures to be followed in this regard.

          In general, the amount of the benefit deemed to have been realized will be included in computing the holder's cost of the Brooks shares acquired on such exercise. In general, the cost of such Brooks shares must be averaged with the adjusted cost base of any other Brooks shares then held by the holder as capital property for purposes of computing the adjusted cost base of each Brooks share to the holder. However, the Canadian Tax Act provides an exception to this averaging rule in certain situations provided the Brooks shares acquired on exercise of the option are disposed of within 30 days after exercise and such shares are specifically identified as being the shares so disposed of.

         c.       DISPOSITION OF BROOKS SHARES

          A holder who disposes of Brooks shares will generally realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Brooks shares and any reasonable costs of disposition. One-half of a capital gain is generally included in income as a taxable capital gain, and one-half of a capital loss may generally be deducted against taxable capital gains in accordance with the rules in the Canadian Tax Act.

         WE RECOMMEND YOU CONSULT YOUR OWN TAX ADVISOR FOR INFORMATION ON THE TAX TREATMENT OF OPTIONS IN CANADA.

24.      MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN
         GERMANY

         The information provided below is a general summarization of the German tax implications resulting from the cancellation and grant of options pursuant to the Offer in Germany for employees who reside in Germany during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Options. This summary is based on German tax law in effect as of March 13, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

         a.       CANCELLATION OF OLD OPTIONS

         The cancellation of the Old Options will not be considered a taxable event and will not result in any tax liability (aside from the tax consequences at the date of exercise of the New Options and sale of the shares acquired from the exercise of such options as described below).

         b.       GRANT OF NEW OPTION

         The grant of the New Options will not be considered a taxable event and will not result in any tax liability (aside from the tax consequences at the date of exercise of the New Options and sale of the shares acquired from the exercise of such options as described below).

         c.       DATE OF EXERCISE* OF THE NEW OPTION

         The excess of the fair market value of the underlying shares at the date of exercise over the exercise price of the New Options (i.e., the spread) is subject to tax on the date of exercise as employment income, at your marginal income and social tax rates.

         * Please note that according to a very recent opinion of the German tax authorities, income may be deemed taxable only at the date that the shares are physically transferred to your account (even if this is after the actual date of exercise). Please consult with your tax advisor on this issue.

         d.       SUBSEQUENT SALE OF THE SHARES ACQUIRED UPON EXERCISE OF THE
NEW OPTION

         Under current law, you will not recognize a taxable gain or loss if the shares are sold more than 12 months from the date of exercise, provided you hold less than 1% of the entire share capital at any time within the 5 years prior to the sale. The sale of the underlying shares will be subject to tax if the period between the exercise date and the date of sale is 12 months or less. In such case 50% of the gain is taxable (the difference between the sales price and the fair market value at the date of exercise plus sales costs of the shares). Capital gains will be taxed at the same rates applicable to employment income.

         Please note that according to the draft catalogue of changes in German tax law (which may be put into effect as early as January 1, 2003), the 50% taxable gain resulting from the sale of shares will be taxable irrespective whether the shares are sold within a 12 month period (grandfathering provisions may be available under certain conditions). However, the taxable capital gain will be subject to tax at a flat preferential rate.

         Note: At the time of exercise of the New Options and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Brooks' withholding responsibilities, the applicability of any social taxes, the availability of any exemptions/deductions and any foreign exchange restrictions.

         WE RECOMMEND YOU CONSULT YOUR OWN TAX ADVISOR FOR INFORMATION ON THE TAX TREATMENT OF OPTIONS IN GERMANY.

25.      MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN SOUTH
         KOREA

         The information provided below is a general summarization of South Korea tax implications resulting from the cancellation and grant of options pursuant to the Offer in South Korea for employees, who reside in South Korea during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Options. This summary is based on South Korean tax law in effect as of March 13, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

         a.       OPTION EXCHANGE

         We believe it is unlikely that you will be subject to tax as a result of the exchange of Old Options for the right to receive New Options.

         b.       GRANT OF NEW OPTIONS

         You will not be subject to tax when the New Options are granted to you.

         c.       EXERCISE OF NEW OPTIONS

         When you exercise the New Options, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be treated as salary or wages and taxed at your marginal rate.

         d.       SALE OF SHARES

         If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount is the difference between the sale price and the fair market value of the shares on the date of exercise, unless the amount of shares (and any other company shares) sold in that year is less than the exempt amount, which is presently set at KRW2,500,000 for stock assets. Any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax. No securities transaction tax will apply to the subsequent disposition of shares acquired under the plan(s).

         e.       WITHHOLDING AND REPORTING

         The income recognized at exercise will be compensation to you and, under current laws, your employer is not required to withhold or report income at the time of exercise or sale. You will be responsible for reporting and paying any income tax and social insurance contribution liability, if any, that may arise.

         WE RECOMMEND YOU CONSULT YOUR OWN TAX ADVISOR FOR INFORMATION ON THE TAX TREATMENT OF OPTIONS IN SOUTH KOREA.

26. MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN THE UNITED KINGDOM

         The information provided below is a general summarization of the United Kingdom tax implications resulting from the cancellation and grant of options pursuant to the Offer in the United Kingdom for employees who reside in the United Kingdom during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Options. This summary is based on United Kingdom tax law in effect as of March 13, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

         a.       CANCELLATION OF OLD OPTIONS

         The cancellation of the Old Options will not be considered a taxable event and will not result in any tax liability (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

         b.       GRANT OF NEW OPTIONS

         The grant of the New Options will not be considered a taxable event and will not result in any tax liability (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

         c.       DATE OF EXERCISE OF THE NEW OPTIONS

         The excess of the fair market value of the underlying shares at the date of exercise over the exercise price of the New Options (i.e., the spread) is subject to tax on the date of exercise as employment income, at your marginal income tax rate. There will also be a social tax charge (National Insurance Contributions, or "NIC") on the spread of the New Options. In addition, if you entered into a Joint Election with Brooks to assume the employer's NIC liability, this will be due from you at the date of exercise of the New Options in addition to your normal employee NIC.

         d.       SUBSEQUENT SALE OF THE SHARES ACQUIRED UPON EXERCISE OF THE
NEW OPTION

         A very recent case has made the position on sale of shares acquired through employment unclear. One of two positions will apply:

         (1) You will be taxed to capital gains tax on a difference between the price paid for the New Options plus the amount taxed to income tax on exercise of the New Options and the sales price; or

         (2) You will be taxed to capital gains tax on the difference between the full market value of the shares on exercise plus the amount taxed to income tax on exercise and the sale price.

         Position (2) is considerably more beneficial to you and it is thought is the Inland Revenue's position. However, they have not yet published confirmation of this.

NOTE: At the time of exercise of the New Options and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Brooks' withholding requirements, the applicability of social taxes, availability of exemptions or taper relief, and any foreign exchange restrictions.

         WE RECOMMEND YOU CONSULT WITH YOUR OWN TAX ADVISOR FOR INFORMATION ON THE TAX TREATMENT OF OPTIONS IN THE UNITED KINGDOM.

27.      EXTENSION OF OFFER; TERMINATION; AMENDMENT

         We expressly reserve the right, in our sole discretion, at any time and from time to time, and if any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open (i.e., the Expiration Date) and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, to terminate or amend the Offer prior to the Expiration Date and to postpone our acceptance and cancellation of any Old Options tendered for exchange if any of the events listed in Section 7 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event listed in
Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the compensation offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 p.m., Eastern Daylight

Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to PR Newswire.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

             - we increase or decrease the amount of compensation offered for the options;

             - we decrease the number of options eligible to be tendered in the Offer; or

             - we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

         If the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 27, we will extend the Offer so that the Offer is open at least ten business days following the publication, sending or giving of notice.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

28.      FEES AND EXPENSES

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

29.      ADDITIONAL INFORMATION CONCERNING THE OFFER TO EXCHANGE

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

         1. Brooks' Quarterly Report on Form 10-Q for our quarter ended December 31, 2002, filed with the SEC on February 14, 2003;

         2. Brooks' Annual Report on Form 10-K for our fiscal year ended September 30, 2002, filed with the SEC on December 30, 2002;

         3. Brooks' Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed with the SEC on January 21, 2003.

         4. Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Offer to Exchange and before the termination of this Offer. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.       7 World Trade Center        500 West Madison Street
       Room 1024                  Suite 1300                   Suite 1400
Washington, D.C. 20549     New York, New York 10048      Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at (800)SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "BRKS" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), at no cost, by leaving a message on the special hotline put in place for purposes of the exchange program: (978) 262-7373. For questions concerning timing or procedural matters related to the offer or how to locate additional copies of the materials describing the exchange program you should leave a message on the special hotline put in place for purposes of the exchange program. Please note that this is a voicemail hotline only. Additionally, we have set up a separate e-mail address to answer questions. This external e-mail address is stock-option-exchange@brooks.com and the internal e-mail address displayed in the global address book is "stock-option-exchange." Someone from the Office of the Treasurer will respond to your inquiry within 48 hours after you leave a message. Be sure to leave your name, a daytime and evening phone number where you may be contacted in addition to your question(s). Please understand that the person responding to your inquiries to the hotline or email address may only respond to questions concerning timing or procedural matters related to the offer and cannot provide advice as to whether you should participate or which options to exchange.

         As you read the Offer to Exchange, Frequently Asked Questions, Election Form, and the Notice to Withdraw from the Offer, you may find some inconsistencies in information among them. In that event, the Offer to Exchange will govern. If you find any inconsistencies between the Offer to Exchange and any subsequently amended documents or written communications, you should rely on the statements made in the most recent document or written communication.

         The information contained in this Offer to Exchange about Brooks should be read together with the information contained in the documents to which we have referred you.

30.      MISCELLANEOUS

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, "FREQUENTLY ASKED QUESTIONS", THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                    Brooks Automation, Inc. - March 13, 2003

                                   SCHEDULE A

                      INFORMATION CONCERNING THE DIRECTORS,
    EXECUTIVE OFFICERS AND CERTAIN OTHER OFFICERS OF BROOKS AUTOMATION, INC.

         The directors and executive officers of Brooks Automation, Inc. and their positions and offices as of March 13, 2003, are set forth in the following table:

       NAME                                    POSITION AND OFFICES HELD                              NUMBER OF OPTIONS
-------------------           --------------------------------------------------------------          -----------------
Robert J. Therrien            Chief Executive Officer and Chairman of the Board of Directors                 505,781

Edward C. Grady               President and Chief Operating Officer                                          210,700

Charles M. McKenna            Executive Vice President, Chief Technology Officer                             135,430

Jeffrey A. Cassis             Senior Vice President, Global Sales and Customer Service                       167,768

Robert W. Woodbury, Jr.       Senior Vice President, Chief Financial Officer                                  85,000

Michael W. Pippins            Senior Vice President, Corporate Marketing                                      89,660

Steven P. Wentzell            Senior Vice President, Human Resources                                          99,617

Thomas S. Grilk               Senior Vice President and General Counsel                                       30,000

Peter Frasso                  Senior Vice President, Global Operations                                        75,000

Santo DiNaro                  Senior Vice President, Hardware Automation Group                               102,510

Lynda M. Avallone             Vice President, Corporate Treasurer                                             62,340

Steven E. Hebert              Vice President, Corporate Controller                                            66,415

Roger D. Emerick              Director                                                                        86,000

Amin J. Khoury                Director                                                                        65,000

Juergen Giessmann             Director                                                                        45,000

Joseph R. Martin              Director                                                                        40,000

Kenneth M. Thompson           Director                                                                        48,000

Mitchell G. Tyson             Former Director                                                                    N/A

                                                                                       TOTAL               1,914,221

         The address of each director and executive officer is: c/o Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824.

                                   Schedule B

           Summarized Financial Information of Brooks Automation, Inc.
                      (in thousands, except per share data)


                                                                                  Three months
                                                                                     ended             Year ended September 30,
                                                                                  December 31,        ------------------------------
                                                                                     2002 (1)         2002 (2)(4)          2001 (3)
                                                                                   (unaudited)         (audited)          (audited)
                                                                                  ------------        ----------          ----------
Revenues                                                                            $  84,855          $ 304,254          $ 381,716
Gross profit                                                                        $  24,374          $  83,044          $ 152,384
Income (loss) from operations                                                       $ (52,549)         $(627,818)         $ (43,904)
Income (loss) before income taxes and minority interests                            $ (66,081)         $(627,412)         $ (36,523)
Net income (loss)                                                                   $ (70,986)         $(719,954)         $ (29,660)
Accretion and dividends on preferred stock                                          $    --            $    --            $      90
Net income (loss) attributable to common stockholders                               $ (70,986)         $(719,954)         $ (29,750)
Basic and diluted loss per share                                                    $   (1.95)         $  (27.90)         $   (1.65)
Shares used in computing basic and diluted loss per share                              36,360             25,807             18,015

                                                                                       As of               As of September 30,
                                                                                     December 31,      --------------------------
                                                                                         2002             2002            2001
                                                                                     (unaudited)       (audited)        (audited)
                                                                                     ------------      ---------        ---------
Current assets                                                                         $312,134         $333,553         $383,136
Long-term assets                                                                       $285,695         $323,944         $326,568
Total assets                                                                           $597,829         $657,497         $709,704
Working capital                                                                        $156,437         $176,338         $282,163
Current liabilities                                                                    $155,697         $157,215         $100,973
Convertible subordinated notes due 2008                                                $175,000         $175,000         $175,000
Long-term debt and capital lease obligations (less current portion)
  and senior subordinated note                                                         $     55         $    177         $     31
Other long-term liabilities                                                            $ 16,173         $ 16,377         $  8,769
Total long-term liabilities                                                            $191,228         $191,554         $183,800
Minority interest                                                                      $    583         $    493         $    762
Stockholders' equity                                                                   $250,321         $308,235         $424,169

(1)   Amounts include $21.1 million of acquisition-related and restructuring charges.

(2)   Amounts include results of operations of Hermos Informatik GmbH (acquired July 3, 2002); PRI Automation, Inc.
      acquired May 14, 2002); Intelligent       Automation Systems, Inc. and IAS Products, Inc. (acquired February 15,
      2002); Fab Air Control (acquired December 15, 2001); the Automation Systems Group of Zygo Corporation (acquired
      December 13, 2001); Tec-Sem A.G. (acquired October 9, 2001) and General Precision, Inc. (acquired October 5, 2001)
      for the periods subsequent to their respective acquisitions.

(3)   Amounts include results of SEMY Engineering, Inc. (acquired February 16, 2001), the KLA e-Diagnostics product business (acquired June 26, 2001); CCS Technology, Inc. (acquired June 25, 2001) and SimCon N.V. (acquired
      May 15, 2001) for the periods subsequent to their respective acquisitions.

(4)   Amounts include charges of $24.1 million of acquisition-related and restructuring charges, $479.3 million for asset impairments and $106.7 million for deferred tax write-offs.

Set forth below is certain information on the ratio of earnings to fixed charges and preferred dividends and accretion and on book value per share.

         Calculation of Ratio of Earnings to Fixed Charges and Preferred
                             Dividends and Accretion
                          (in thousands, except ratios)

                                                                               Three months ended
                                                                                   December 31,            Year ended September 30,
                                                                             ------------------------      ------------------------
                                                                                2002           2001           2002            2001
                                                                             ---------      ---------      ---------      ---------
Fixed charges
   Interest expense                                                          $   2,573      $   2,598      $  10,290      $   4,063
   Portion of rent expense representative of interest                            1,457            564          2,733          1,600
                                                                             ---------      ---------      ---------      ---------
                                                                                 4,030          3,162         13,023          5,663
   Preferred dividend and accretion requirement
                                                                                  --             --             --              145
                                                                             ---------      ---------      ---------      ---------
  Combined fixed charges and preferred dividends and accretion               $   4,030      $   3,162      $  13,023      $   5,808
                                                                             =========      =========      =========      =========
Earnings
  Income (loss) before income taxes and minority interests                   $ (66,081)     $ (15,132)     $(627,412)     $ (36,523)
   Fixed charges per above                                                       4,030          3,162         13,023          5,808
                                                                             ---------      ---------      ---------      ---------
                                                                             $ (62,051)     $ (11,970)     $(614,389)     $ (30,715)
                                                                             =========      =========      =========      =========
Ratio of earnings to combined fixed charges and
  preferred dividends and accretion
                                                                                  --             --             --             --
                                                                             =========      =========      =========      =========
Coverage deficiency                                                          $ (66,081)     $ (15,132)     $(627,412)     $ (36,523)
                                                                             =========      =========      =========      =========


The book value per share as of December 31, 2002 is $7.1133.


                                      B-1